      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 1996
                                                     REGISTRATION NO. 333-4150

=============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                                    ------
                               Amendment No. 3
                                      to
                                   Form S-1
                            REGISTRATION STATEMENT
                                    Under
                          THE SECURITIES ACT OF 1933
                                    ------
                               ICT GROUP, INC.
            (Exact name of registrant as specified in its charter)



  Pennsylvania                      7389                     23-2458937
(State or other          (Primary Standard Industrial      (I.R.S. Employer
 jurisdiction of             Classification No.)         Identification No.)
incorporation or
  organization)

                             800 Town Center Drive
                             Langhorne, PA 19047
                                (215) 757-0200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                JOHN J. BRENNAN
                Chairman, President and Chief Executive Officer
                                ICT Group, Inc.
                             800 Town Center Drive
                              Langhorne, PA 19047
                                (215) 757-0200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                                    ------
                       Copies of all communications to:
     STEPHEN M. GOODMAN                         KENNETH L. GUERNSEY
   JAMES W. McKENZIE, JR.                         KARYN R. SMITH
 Morgan, Lewis & Bockius LLP                     LAURA M. RANDALL
    2000 One Logan Square             Cooley Godward Castro Huddleson & Tatum
 Philadelphia, PA 19103-6993              One Maritime Plaza, 20th Floor
       (215) 963-5000                         San Francisco, CA 94111
                                                  (415) 693-2000
                                    ------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement the same offering. [ ]_______

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [B]

                                    ------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

=============================================================================

                               ICT GROUP, INC.
                            Cross-Reference Sheet
                          Pursuant to Item 501(b) of
                                Regulation S-K

               Item Number in Form S-1                                 Location in Prospectus
 ---------------------------------------------------   -------------------------------------------------------
 1. Forepart of Registration Statement and Outside
    Front  Cover Page of Prospectus ................  Outside Front Cover Page of Prospectus

 2. Inside Front and Outside Back Cover Pages of
    Prospectus .....................................  Inside Front and Outside Back Cover Pages of Prospectus
 3. Summary Information, Risk Factors and Ratio of
    Earnings to Fixed Charges  .....................  Summary; Risk Factors
 4. Use of Proceeds  ...............................  Use of Proceeds
 5. Determination of Offering Price  ...............  Outside Front Cover Page of Prospectus; Underwriting
 6. Dilution  ......................................  Risk Factors; Dilution
 7. Selling Security Holders  ......................  Principal and Selling Shareholders
 8. Plan of Distribution  ..........................  Outside Front Cover Page of Prospectus; Underwriting
                                                      Outside Front Cover Page of Prospectus; Prior S Corporation
 9. Description of Securities to be Registered  ....  Status; Dividend Policy; Description of Capital Stock
10. Interests of Named Experts and Counsel  ........  Not Applicable
                                                      Outside Front Cover Page of Prospectus; Summary; Prior S
                                                      Corporation Status; Dividend Policy; Selected Consolidated
                                                      Financial Data; Management's Discussion and Analysis of
                                                      Financial Condition and Results of Operations; Business;
                                                      Management; Certain Transactions; Principal and Selling
                                                      Shareholders; Description of Capital Stock; Consolidated
11. Information with respect to the Registrant  ....  Financial Statements
12. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities..  Not Applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1996

                               2,500,000 SHARES

                                     LOGO

                                 COMMON STOCK

   Of the 2,500,000 shares of Common Stock offered hereby, 2,411,552 shares are being offered by ICT Group, Inc. ("ICT" or the "Company") and 88,448 shares are being offered by the Selling Shareholders. See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. Approximately 56% of the estimated net proceeds from this offering will be used by the Company to repay indebtedness and to make a distribution to existing shareholders of S corporation earnings. See "Use of Proceeds." Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information relating to the method of determining the initial public offering price.

                                    ------
       The Common Stock offered hereby involves a high degree of risk.
                        See "Risk Factors" at page 6.
                                    ------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                   OFFENSE.
==============================================================================
                                Underwriting                      Proceeds to
                   Price to     Discounts and     Proceeds to       Selling
                    Public       Commissions      Company(1)      Shareholders
- ------------------------------------------------------------------------------
Per Share .....    $            $                 $               $
- ------------------------------------------------------------------------------
Total(2)  .....    $            $                 $               $
==============================================================================

(1) Before deducting offering expenses payable by the Company, estimated at $750,000.
(2) John J. Brennan, the Chairman, President and Chief Executive Officer of ICT, and Donald P. Brennan, the Vice Chairman of ICT, have granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock owned by them, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling
    Shareholders will be $   , $    and $   , respectively. See
    "Underwriting."

                                    ------

   The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson,
Stephens & Company"), San Francisco, California, on or about       , 1996.

Robertson, Stephens & Company                                Smith Barney Inc.

                The date of this Prospectus is         , 1996.

   No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

   Until         , 1996 (25 days after the date of this Prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                    ------

                              TABLE OF CONTENTS

                                                                                              Page
                                                                                            --------

Summary  ................................................................................       3
Risk Factors  ...........................................................................       6
Use of Proceeds  ........................................................................      13
Prior S Corporation Status  .............................................................      13
Dividend Policy  ........................................................................      13
Capitalization  .........................................................................      14
Dilution  ...............................................................................      15
Selected Consolidated Financial Data  ...................................................      16
Management's Discussion and Analysis of Financial Condition and Results of Operations  ..      17
Business  ...............................................................................      23
Management  .............................................................................      34
Certain Transactions  ...................................................................      45
Principal and Selling Shareholders  .....................................................      47
Description of Capital Stock  ...........................................................      48
Shares Eligible for Future Sale  ........................................................      50
Underwriting  ...........................................................................      51
Legal Matters  ..........................................................................      52
Experts  ................................................................................      52
Additional Information  .................................................................      52
Index to Consolidated Financial Statements  .............................................     F-1



                                    ------

   ICT(TM), ICT Group(TM), ICT Research Services(TM), Eurotel(TM), ICT/Canada Marketing(TM), ICT Spantel(TM), Smartline(TM) and the ICT logo are trademarks or service marks of the Company. All other trademarks, service marks or trade names referred to in this Prospectus are the property of their respective owners.

   ICT was incorporated in Pennsylvania in March 1987. The Company's principal executive offices are located at 800 Town Center Drive, Langhorne, PA 19047, and its telephone number is (215) 757-0200.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                   SUMMARY

   The following summary is qualified in its entirety by the more detailed information, including "Risk Factors" and Financial Statements and Notes thereto, appearing elsewhere in this Prospectus.

                                 THE COMPANY



   ICT Group, Inc. ("ICT" or the "Company") is an independent provider of call center teleservices, which consist of outbound and inbound telemarketing and customer support services, together with related value-added services such as marketing, research and consulting services, to businesses domestically and internationally. The Company's call center management experience, technological leadership and expertise in target industries enable it to provide its clients with high quality, cost-effective call center services. In addition to supporting customers' teleservices programs from its own call centers, ICT is pursuing opportunities to manage clients' call centers on a contract basis. The Company believes there is a trend by businesses to outsource many of their internal telephone sales, customer service and product support functions. In order to capitalize on this trend, the Company is incurring certain startup costs and expenses (the amount of which has not been material to date). Although the Company has recently entered into two call center management contracts, as of March 31, 1996, the Company had not received any revenues from the contracts. The Company believes it was among the first teleservices firms to establish international call centers with multilingual capabilities, which it intends to further expand to meet the global needs of multinational clients.

   In articles published by Telemarketing and Call Center Solutions magazine in March and April 1996, the Company was recognized as the 8th largest outbound and the 20th largest inbound independent telemarketing service agency in the country, for the 12-month period through November 1995. With 24 domestic and international call centers utilizing 1,648 automated workstations, ICT has grown significantly since becoming an independent company in 1987, and its net revenues increased by more than 50% per year in each of the last two years, from $22.3 million in 1993 to $52.1 million in 1995. The Company's current customers include Mass Marketing Insurance Group ("MMIG"), which represented approximately 43% of the Company's revenues in 1995, and Advanta, Alpha Software, Bertelsmann Music Group, Citibank, Greater Atlantic Health Service, MBNA, MCI, J.C. Penney Life Insurance Company, Providian, SmithKline Beecham, Sun Microsystems, TV Guide and the United States Army. No customer, other than MMIG, accounted for more than 4.5% of the Company's revenues in 1995. In general, the Company's customers have written agreements with the Company that are typically terminable with 30 days notice.


   Direct Marketing magazine estimates that telemarketing industry expenditures in the United States were approximately $77 billion in 1995. The Company believes that all but a small percentage of this spending was incurred for services performed by in-house call centers. The call center teleservices industry is highly fragmented, consisting primarily of in-house sales and service organizations but also including numerous independent call center operations, many of which are technologically unsophisticated and provide only a limited range of services. Telemarketing and other call center services have evolved rapidly in recent years, as businesses have increasingly turned to outside specialists that have industry-specific expertise and utilize highly personalized and technologically sophisticated services, to target and support consumer and business customers. At the same time, the use of telemarketing and other call center services has expanded and is continuing to expand to include more complex applications, new industries and broader geographic markets.

   ICT directly addresses the growing demand for cost-effective, comprehensive teleservices by providing its clients with high quality services, expertise in target industries, marketing, research, consulting and other value-added services, multilingual capabilities and international presence. The Company believes its technology leadership and focus on a limited number of industries enable it to provide its clients with highly effective marketing and customer service capabilities. ICT has expanded beyond its traditional markets of insurance, financial services, publishing and telecommunications to include the pharmaceutical, health care services and computer software and hardware industries, which are emerging as areas of rapid growth in the use and outsourcing of call center teleservices. The Company believes that its focus on a limited number of target industries, combined with its innovative technology and operations experience, has positioned it to secure call center management relationships.

   ICT has successfully completed and integrated several key acquisitions and entered into joint ventures to broaden its range of teleservices capabilities, including inbound teleservices, research data collection, telebanking and international multilingual telemarketing services targeted at non-English speaking markets in the United States, Europe, Latin America and Canada. The Company intends to pursue continued expansion through a combination of internal growth, strategic alliances, and acquisitions of domestic and international businesses that provide teleservices that are complementary to ICT's core telemarketing expertise.

                                 THE OFFERING

 Common Stock offered by the Company  .................  2,411,552 shares
Common Stock offered by the Selling Shareholders  .....  88,448 shares
Common Stock to be outstanding after this offering  ...  11,500,000 shares(1)
Use of Proceeds  ......................................  To repay indebtedness, to pay a distribution of S corporation earnings, and for working capital and other general corporate purposes, including possible future acquisitions.
Proposed Nasdaq National Market symbol  ...............  ICTG


                            SUMMARY FINANCIAL DATA
                    (In thousands, except per share data)

                                                                                          Three Months Ended
                                             Year Ended December 31,                          March 31,
                            ----------------------------------------------------------  ---------------------
                              1991        1992         1993        1994        1995        1995        1996
                            ---------   ---------    ---------   ---------   ---------   --------    ---------
Statement of Operations
  Data:
Net revenues  ...........    $16,019     $17,502     $22,271     $34,123    $52,116       $9,294    $16,220
Operating income  .......        702         388         895       1,409      2,404          226        657
Net income before taxes .        336          50         569         898      1,570           62        424
Pro forma net income(2) .                                                       903                     254
Pro forma net income per
  share(2) ..............                                                   $   .09                 $   .03
Shares used in computing pro
  forma net income per
  share(2) ..............                                                     9,697                   9,697


                                                                                       March 31, 1996
                                                                       --------------------------------------------
                                                                                                       Pro Forma
                                                                                                           As
                                                                          Actual     Pro Forma(3)    Adjusted(3)(4)
                                                                        ----------    ------------   ---------------
Balance Sheet Data:
Working capital (deficit)  .............................                 $(2,484)       $(5,078)        $20,821
Total assets  ..........................................                  21,418         21,418          36,366
Long-term debt, less current maturities  ...............                     705            705              --
Capitalized lease obligations, less current maturities .                   1,811          1,811              --
Shareholders' equity  ..................................                   4,294            658          29,073


(1) Excludes shares of Common Stock issuable upon the exercise of outstanding options. As of the date of this Prospectus, there were 1,121,602 shares of Common Stock reserved for issuance upon the exercise of outstanding options with a weighted average exercise price of $.37 per share (excluding 88,448 shares of Common Stock underlying options to be exercised by the Selling Shareholders in connection with this offering) and 1,150,000 shares of Common Stock reserved for future issuance under the Company's stock plans. See "Management -- Employee Benefit Plans."
(2) The Company has operated as an S corporation for income tax purposes since its inception in 1987 and will terminate such status in connection with this offering. See Note 3 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net income and pro forma net income per share.
(3) Reflects the S Corporation Distribution and the Deferred Tax Liability described in "Prior S Corporation Status." See "Use of Proceeds" and Note 3 of Notes to Consolidated Financial Statements.
(4) Adjusted to give effect to the sale by the Company of 2,411,552 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and the application of the net proceeds as set forth in "Use of Proceeds."

                                 RISK FACTORS

   The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" at page 6.


Except as otherwise noted, all information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects a nine-for-one stock split (in the form of a stock dividend) of the Common Stock to be effected prior to the completion of this offering, (iii) reflects the filing of amendments to the Company's Articles of Incorporation to reclassify the Class A Common Stock and Class B Common Stock as Common Stock, to authorize an aggregate of 40,000,000 shares of Common Stock and to authorize 5,000,000 shares of undesignated Preferred Stock and (iv) assumes no exercise of stock options other than options to purchase an aggregate of 88,448 shares of Common Stock to be exercised in connection with this offering (all of which shares are being offered and sold hereby). See "Capitalization," "Principal and Selling Shareholders," "Description of Capital Stock" and "Underwriting."

This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                 RISK FACTORS

   In addition to the other information in this Prospectus, the following matters should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

RELIANCE ON MAJOR CLIENT RELATIONSHIP

   A substantial portion of ICT's net revenues is generated from its services to Mass Marketing Insurance Group ("MMIG"), which serves as telemarketing manager for J.C. Penney Life Insurance Company ("J.C. Penney") with respect to certain insurance products. In 1995, 1994 and 1993, MMIG represented 43%, 41% and 43%, respectively, of ICT's net revenues. Neither MMIG nor J.C. Penney is contractually obligated to continue to use the Company's services, and there can be no assurance that such use will continue at historic levels or at all. The loss of all or a substantial portion of the business resulting from this relationship would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Clients."

DEPENDENCE ON INDUSTRIES SERVED


   The Company's success is dependent in large part on continued demand for the Company's services from businesses within the industries served by the Company. A significant downturn in the insurance or financial services industries, which accounted for 46% and 22% of the Company's net revenues in 1995, respectively, or a trend in either of these industries to reduce or eliminate their use of teleservices, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Target Industries."


TELEMARKETING INDUSTRY; NEGATIVE IMPACT OF COMPETING INDUSTRIES

   Providers of telemarketing services compete for client marketing budget dollars with other marketing activities and, in particular, other forms of direct marketing activities, such as direct mail. In recent years, there have been significant advances in new forms of direct marketing, such as the development of interactive shopping and data collection through television, the Internet and other media. Many industry experts predict that electronic interactive commerce, such as shopping and information exchange via the network of computers known as the World Wide Web, will proliferate significantly in the foreseeable future. To the extent such proliferation occurs, it could have a material adverse effect on the demand for telemarketing services. In addition, the increased use of new telephone-based technologies, such as voice response systems, could reduce the demand for certain of the Company's services. As the telemarketing industry continues to grow, the effectiveness of telemarketing as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to telemarketing generally. See "Business--Industry Overview."

CHALLENGES OF MANAGING GROWTH

   ICT's operations have expanded significantly in the past several years, which has placed demands on its administrative, operational and financial resources. The planned continued growth of the Company's client base and services, should it occur, could place a significant strain on the Company's existing management and operations, ICT's future performance and profitability will depend in part on its ability to successfully implement improved financial and management systems and to increase personnel to respond to changes in its business. The failure to implement such systems or to increase personnel adequately may have a material adverse effect on ICT's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ASSOCIATED WITH ACQUISITIONS

   ICT intends to continue to pursue strategic acquisitions that either expand or complement its business. There can be no assurance that the Company will be able to identify acceptable acquisition candidates on terms favorable to the Company or in a timely manner. In addition, there can be no assurance that ICT will successfully integrate any such acquisition into the Company's business or that any acquired business will be profitable. A significant portion of the Company's capital resources, including a portion of the net proceeds from this offering, could be used for future acquisitions. The Company may require additional debt or equity financing for future acquisitions, which additional financing may not be available on terms favorable to the Company, if at all. See "Use of Proceeds" and "Business -- Strategy."

BENEFITS TO AFFILIATES


   In connection with this offering, certain officers and directors and affiliates thereof will receive substantial benefits. Certain officers of the Company are selling shareholders in this offering, and, if the Underwriters' over-allotment option is exercised, John J. Brennan, the Company's Chairman, President and Chief Executive Officer, and Donald P. Brennan, the Company's Vice Chairman, will also be selling shareholders. The selling shareholders will receive the full proceeds from the sale of their respective shares of Common Stock in this offering. The Company will use a portion of the net proceeds it receives in this offering to distribute to its current shareholders, Messrs. Brennan and their affiliates, previously taxed but undistributed S corporation earnings through the date the Company terminates its S corporation status, which as of March 31, 1996 was approximately $2.5 million. The Company will also use approximately $210,000 of the net proceeds to repay certain outstanding promissory notes to Donald P. Brennan and an affiliate of Messrs. Brennan. In addition, the Company will use approximately $11.8 million of the net proceeds to repay certain outstanding bank indebtedness of the Company for which Messrs. Brennan have each issued personal, unconditional guarantees. Although the guarantees will remain outstanding after this offering, as a result of the repayment of the outstanding indebtedness, the obligations of Messrs. Brennan pursuant to the guarantees will be reduced. Certain executive officers of the Company will receive replacement options in connection with this offering which have the effect of extending, for a period of up to five years, the exercisability of previously granted options, the large majority of which would expire in 1997. See "Use of Proceeds," "Prior S Corporation Status," "Management--Executive Compensation," "Certain Transactions," and "Principal and Selling Shareholders".


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

   ICT has experienced and expects to continue to experience significant fluctuations in quarterly results of operations. ICT's results of operations depend on numerous factors, including the timing of clients' telemarketing campaigns, the commencement and expiration of contracts, the timing and amount of new business generated by the Company, the Company's revenue mix, the timing of additional selling, general and administrative expenses and the competitive conditions in the telemarketing industry. Demand for the Company's services tends to be somewhat lower in the first quarter of each year following the increased telemarketing activities of clients in the fourth quarter of the previous year, prior to the holiday season. Moreover, the first quarter operating results typically are adversely affected by increased operating expenses incurred by the Company in anticipation of increased demand for its services in the second quarter. Demand for the Company's services typically slows or decreases in the third quarter as the volume of telemarketing projects decreases during the summer months. In addition, the Company's operating expenses increase during the third quarter in anticipation of higher demand for its services during the fourth quarter. Due to the above- described factors, ICT believes period-to-period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. The Company's planned operating expenditures are based on revenue forecasts, and if revenues are below expectations in any given quarter, operating results are likely to be materially adversely affected. There can be no assurance that, in the future, ICT will experience revenue growth or be profitable on a quarterly or annual basis or that its financial results will be consistent with predictions by securities analysts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NON-RECURRING CHARGES; EXPECTED LOSS IN 1996 SECOND QUARTER AND YEAR ENDING DECEMBER 31, 1996


   The Company will incur a non-recurring, non-cash charge of approximately $10.3 million (based on an assumed initial public offering price of $13.00 per share) in the quarter in which this offering is completed, expected to be the second quarter of 1996. This charge relates to the granting of options to replace certain previously granted options to provide for an extended option period of five years and the vesting of certain options upon the completion of this offering. To the extent the initial public offering price is higher or lower than $13.00 per share, the charge will be more or less, respectively, than $10.3 million. In addition, the Company will record a significant net deferred income tax liability and corresponding income tax expense as a result of the Company's termination of its S corporation status. As a result of these charges, the Company expects to incur a net loss for the quarter in which this offering is completed and for the year ending December 31, 1996. See "Prior S Corporation Status," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management--Employee Benefit Plans" and Notes 3 and 10 of Notes to Consolidated Financial Statements.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

   The Company currently conducts operations internationally, and such operations accounted for approximately 5% of the Company's net revenues in 1995. The Company anticipates that operations outside the United States will represent an increasing portion of its total operations in the future. Although ICT's telemarketing services constitute generally accepted business practices in the United States, such practices may not be accepted in certain international markets. To the extent there is consumer, business or government resistance to the use of telemarketing services in international markets targeted by the Company, ICT's growth prospects could be materially adversely affected. In addition, international operations are subject to numerous inherent challenges and risks, including the difficulties associated with operating in multilingual and multicultural environments, generally higher telecommunications costs, varying and potentially burdensome regulatory requirements, fluctuations in currency exchange rates, political and economic conditions in various jurisdictions, tariffs and other trade barriers, longer accounts receivable collection cycles, barriers to the repatriation of earnings and potentially adverse tax consequences. Moreover, expansion into new geographic regions will require considerable management and financial resources and, as a result, may negatively impact the Company's results of operations. There can be no assurance that factors such as those discussed above will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Strategy" and "--ICT's Services."

RISKS OF WORKING CAPITAL DEFICIENCY


   At March 31, 1996, the Company had a working capital deficiency of approximately $2.5 million ($5.1 million on a pro forma basis giving effect to the S Corporation Distribution and Deferred Tax Liability described in "Prior S Corporation Status.") The Company anticipates funding its ongoing working capital needs principally through the net proceeds to the Company from this offering and cash generated from operations. However, in the event that the Company encounters difficulties in collecting accounts receivable or experiences reduced contract renewal rates, any resulting deficiency in working capital might require the Company to seek additional sources of capital. There can be no assurance that such capital would be available on terms satisfactory to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."


RISKS ASSOCIATED WITH CALL CENTER MANAGEMENT STRATEGY

   A key element of ICT's strategy is to pursue opportunities to manage new or existing call centers for clients on an outsourced basis. The Company's operating expenses have increased, and the Company anticipates further operating expense increases in the future, with the addition of management and other personnel with responsibility for the Company's call center management activities. In addition, pursuing outsourcing opportunities will require members of ICT's management team to devote time and attention that would otherwise be devoted to other activities of the Company. ICT has limited experience operating call centers for clients on an outsourced basis. ICT has recently entered into two outsourced call center management contracts, but there can be no assurance that ICT will be successful in entering into any additional such contracts or that the two contracts into which it has entered or any additional contracts into which it may enter will be profitable for the Company. If ICT is unsuccessful in entering into a sufficient number of call center management contracts, its future business prospects could be materially adversely affected. See "Business--Strategy" and "--ICT's Services."

RISKS ASSOCIATED WITH LABOR FORCE

   By its nature, the telemarketing industry is very labor intensive. Service representatives, who make up the majority of the Company's workforce, generally receive modest hourly wages, and many are part-time students or homemakers. These personnel are characterized by a high turnover rate, which increases the Company's recruiting and training costs. Some of the Company's telemarketing activities, particularly insurance products sales and inbound customer service, require highly trained employees. The Company competes for qualified personnel with other telemarketing firms and in some instances is required to pay premium hourly wages to attract and retain personnel. An increase in hourly wages, costs of employee benefits or employment taxes could materially adversely affect the Company. There can be no assurance that the Company will be able to continue to hire and retain a sufficient number of qualified personnel to support its planned growth. If the Company were unable to recruit and retain a sufficient number of qualified employees, its business, financial condition and results of operations could be materially adversely affected. See "Business--Personnel and Training."

RELIANCE ON COMPUTER AND COMMUNICATIONS SYSTEMS; TECHNOLOGY RISKS

   The Company's business is highly dependent on its computer system, including its proprietary telemarketing software system, referred to as the Company's call transaction management system ("CTMS"), and its telecommunications system, and the temporary or permanent loss of all or a portion of either system, for whatever reason, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, ICT's ability to compete effectively and meet its clients' needs is dependent upon its ongoing, significant investment in sophisticated computer and telecommunications technology, including CTMS, predictive dialers, automated call distributors and digital switches. The Company has invested significantly in technology in the past and anticipates that it will be necessary to continue to do so. Moreover, the technologies upon which the Company is dependent are rapidly evolving and characterized by short product life cycles, which require the Company to anticipate and adapt to technological shifts. There can be no assurance that the Company will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technology on a timely basis. See "Business--Strategy" and "--Technology."


DEPENDENCE ON TELEPHONE SERVICE

   ICT's business is highly dependent upon telephone service provided by various local and long distance telephone companies. Any significant interruption in telephone service could adversely affect the Company. Additionally, limitations on the ability of telephone companies to provide ICT with increased capacity in the future could adversely affect the Company's growth prospects. Rate increases imposed by these telephone companies will increase the Company's operating expenses and could materially adversely affect its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

   The telemarketing industry is intensely competitive. The Company competes with numerous independent telemarketing firms, many of which are as large as or larger than ICT, as well as the in-house telemarketing operations of many of its clients or potential clients. In addition, most businesses that are significant consumers of telemarketing services utilize more than one telemarketing firm at a time and reallocate work among various firms from time to time. A significant amount of such work is contracted on an individual project basis, with the effect that the Company and other firms seeking such business are required to compete with each other frequently as individual projects are initiated. Furthermore, the Company believes there is a trend among businesses with telemarketing operations toward outsourcing the management of those operations to others and that this trend may attract new competitors, including competitors that are substantially larger and better capitalized than ICT, into the Company's market. There can be no assurance that the Company will be able to compete effectively against its current competitors or that additional competitors with greater resources than the Company will not enter the industry and compete effectively against the Company. To the extent the Company is unable to compete successfully against its existing and future competitors, its business, financial condition and results of operations will be materially adversely affected. See "Business -- Competition."

GOVERNMENT REGULATION

   The telemarketing industry has become subject to an increasing amount of federal and state regulation in the past five years. The Federal Telephone Consumer Protection Act of 1991 (the "TCPA") limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The TCPA creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission ("FTC") regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. Pursuant to its general enforcement powers, the FTC can obtain a variety of types of equitable relief, including injunctions, refunds, disgorgement, posting of bonds, and bars from continuing to do business, for a violation of the acts and regulations it enforces. Both the FTC and state attorneys general have authority to prevent telemarketing activities that constitute "unfair or deceptive acts or practices." Under these general enabling statutes, depending on the willfulness and severity of the violation, penalties can include imprisonment, fines and a range of equitable remedies such as consumer redress or the posting of bonds before continuing in business. Additionally, some states have enacted laws and others are considering enacting laws targeted directly at telemarketing practices. Most of these statutes allow a private right of action for the recovery of damages or provide for enforcement by state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees. There can be no assurance that any such laws, if enacted, will not adversely affect or limit the Company's current or future operations. Several of the industries served by ICT, particularly the insurance and financial services industries, are subject to government regulation. Although compliance with these regulations is generally the responsibility of the Company's clients, ICT could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations. The imposition of fines and penalties resulting from the Company's noncompliance with these and other related laws and regulations could have an adverse effect on the Company's business, financial condition and results of operations. The Company and its employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product to be sold and participate in regular continuing education programs, which currently are provided by the Company. The Company's provision of such programs requires ICT to comply with certain state regulations, changes in which could materially increase the Company's operating costs associated with complying with such regulations. In the financial services industry, the Company is subject to various federal regulations governing the use of information disclosed by credit card holders. The Company's failure to comply with these regulations could result in monetary penalties. See "Business
- -- Government Regulation."

DEPENDENCE ON KEY PERSONNEL

   The Company's success is highly dependent on the efforts of its executive officers and other key operations and technical personnel, particularly John
J. Brennan, the Company's Chairman, President and Chief Executive Officer. The loss of the services of any of these individuals could have a material adverse effect on the Company, and there can be no assurance that ICT will be able to retain its existing key personnel or recruit additional key personnel as needed. The Company maintains key-man life insurance policies on the lives of certain officers of the Company, including John J. Brennan. In the event of Mr. Brennan's death, the Company would receive approximately $1.25 million in life insurance proceeds. The life insurance proceeds receivable upon the death of other executive officers total approximately $435,000. Such proceeds may not be sufficient to compensate the Company for the loss of such officers' services, particularly with respect to Mr. Brennan. Although the Company has entered into employment contracts with its executive officers, the Company does not have non-competition agreements with its key personnel. See "Management."

CONCENTRATION OF STOCK OWNERSHIP; VOTING TRUST AGREEMENT; SHAREHOLDERS'
AGREEMENT

   Immediately following the completion of this offering, the Company's Chairman, President and Chief Executive Officer, John J. Brennan, and his brother, the Vice Chairman of the Company, Donald P. Brennan, will beneficially own (as defined in the regulations of the Securities and Exchange Commission) approximately 74.4% and 72.2%, respectively, of the Common Stock (approximately 71.4% and 68.9%, respectively, if the Underwriters' over-allotment option is exercised in full). As a result, Messrs. Brennan will be able to elect the entire Board of Directors and control the outcome of all matters requiring shareholder approval. Such voting concentration may have the effect of delaying or preventing a change in control of the Company. In addition, Messrs. Brennan and the Company have entered into a voting trust agreement with Messrs. Brennan as voting trustees. Under the terms of the voting trust agreement, all acts of the voting trustees must be by unanimous consent, although the agreement provides that the voting trustees will be present for purposes of constituting a quorum at any meeting of the shareholders, regardless of whether the shares subject to the voting trust agreement are to be voted at the meeting. The Company and Messrs. Brennan are also parties to a shareholders' agreement which, among other things, restricts their ability to transfer shares of Common Stock. See "Management," "Certain Transactions" and "Principal and Selling Shareholders."

NO PRIOR PUBLIC MARKET FOR COMMON STOCK; POTENTIAL VOLATILITY OF STOCK PRICE

   Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after this offering. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The market price of the Common Stock may be volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of new services by the Company or its competitors, developments with respect to conditions and trends in the telemarketing industry or in the industries served by the Company, governmental regulation, changes in estimates by securities analysts of the Company's or its competitors' or clients' future financial performance, general market conditions and other factors, many of which are beyond the Company's control. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies irrespective of such companies' operating performances.

SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. Upon the completion of this offering, assuming no exercise of outstanding options other than options to purchase an aggregate of 88,448 shares of Common Stock to be exercised in connection with this offering (all of which shares are being offered and sold hereby), the Company will have 11,500,000 shares of Common Stock outstanding. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 9,000,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities" as defined by Rule 144 under the Securities Act ("Rule 144"). Although an aggregate of 9,000,000 shares of Common Stock will be eligible for public sale upon the completion of this offering, all of the Company's current shareholders have agreed not to sell or otherwise dispose of any of such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company.

   Upon the completion of this offering, there will be 872,302 and 159,300 shares of Common Stock subject to outstanding options under the 1987 Stock Option Plan and units under the Equity Incentive Plan, respectively, and 90,000 shares of Common Stock subject to a stock option granted outside of the 1987 Stock Option Plan. Substantially all of the outstanding options and units will be exercisable upon the completion of this offering. However, pursuant to the Underwriting Agreement, the Company has agreed not to file, at any time prior to the date 180 days from the date of this Prospectus, a registration statement under the Securities Act covering (i) 1,121,602 shares of Common Stock reserved for issuance under the Company's 1987

Stock Option Plan, Equity Incentive Plan and a stock option granted outside of the 1987 Stock Option Plan, (excluding 88,448 shares of Common Stock underlying options to be exercised by the Selling Shareholders in connection with this offering) and (ii) 1,150,000 shares of Common Stock reserved for future issuance under the Company's 1996 Equity Compensation Plan and 1996 Non-Employee Directors Plan. The Company intends to file a Form S-8 registration statement covering a portion of such shares of Common Stock within one year from the date of this Prospectus. The shares registered under such registration statement will be available for resale in the open market upon the exercise of vested options, subject to Rule 144 volume limitations applicable to affiliates.

POSSIBLE ISSUANCES OF PREFERRED STOCK; CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION, BYLAWS AND PENNSYLVANIA LAW

   The Company's Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without shareholder approval. The Company's Bylaws provide for the staggered election of directors to serve for one-, two- and three-year terms, and for successive three-year terms thereafter, subject to removal only for cause upon the vote of a majority of the shares of Common Stock represented at a shareholders' meeting. In addition, the Company is subject to certain anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"). All of these provisions may, in certain circumstances, deter or discourage takeover attempts and other changes in control of the Company not approved by the Company's Board of Directors. See "Description of Capital Stock."

DILUTION

   The initial public offering price is substantially higher than the net tangible book value per share of the Common Stock. Purchasers of shares of Common Stock in this offering will, therefore, suffer immediate and substantial dilution of $10.54 in the net tangible book value per share of Common Stock. To the extent that currently outstanding options (many of which have nominal exercise prices) to purchase shares of the Company's Common Stock are exercised, investors will experience substantial further dilution. See "Dilution."

                               USE OF PROCEEDS


   The net proceeds to the Company from this offering are estimated to be $28.4 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will use a portion of such proceeds to make the S Corporation Distribution, which would have been approximately $2.5 million if the Termination Date had been March 31, 1996 (the actual amount will be adjusted to reflect the Company's actual taxable income through the Termination Date less any state income tax payable by the Company with respect to such income), as described below in "Prior S Corporation Status." The remainder of the net proceeds will be used to repay indebtedness estimated to be approximately $14.8 million as of June 30, 1996, with the balance being used for working capital and general corporate purposes, including possible future acquisitions. Although the Company plans to regularly evaluate possible acquisition opportunities, it is not currently engaged in any negotiations regarding any acquisition. Pending such uses, the Company intends to invest the net proceeds to the Company from this offering in investment grade, short-term, interest-bearing securities.

   As of June 30, 1996, the Company's estimated $14.8 million of indebtedness will include bank indebtedness consisting of $8.5 million under the Company's line of credit (the "Revolver"), $675,000 and $439,000 under term loans, $658,000 under an equipment loan facility (the "Equipment Line") and $1.5 million under an additional line of credit (the "Brennan Loan"), all of which accrue interest at the bank's base rate, which was 8.25% as of April 30, 1996, and which are due and payable in June 1997, September 1988, July 1997, April 2001 and November 1996, respectively. Borrowings under the Revolver are used for working capital and vary depending on the Company's working capital needs. From May 31, 1995 to May 31, 1996, the Company incurred net borrowings under the Revolver of $2.9 million. In April 1996, the Company borrowed approximately $669,000 under the Equipment Line to purchase telecommunications equipment and $1.5 million under the Brennan Loan to make a loan to Messrs. Brennan to provide them with funds to pay income tax obligations. In addition, the Company's indebtedness includes Eurotel's total indebtedness to its local bank, of approximately $500,000, which accrues interest at such bank's prime rate of interest, which was 5.63% at April 30, 1996, and is due in June 1996, the Company's capitalized lease obligations of approximately $2.3 million, which have a weighted average interest rate of 10.0% and maturities ranging from three to five years, and approximately $210,000 in promissory notes to affiliates which are due on demand and have an annual interest rate of 12.0%. See "Prior S Corporation Status," "Certain Transactions" for a description of the indebtedness to be repaid to affiliates and Notes 6, 7 and 8 of Notes to Consolidated Financial Statements.


                          PRIOR S CORPORATION STATUS

   The Company has been an "S corporation" subject to taxation under Subchapter S of the Internal Revenue Code since its inception in 1987. As a result, the net income of the Company, for federal and certain state and local tax purposes, has been reported by and taxed directly to the Company's shareholders, rather than to the Company.

   The Company will terminate its S corporation status on a date (the "Termination Date") immediately prior to the commencement of this offering. The Company will use a portion of the net proceeds from this offering to distribute to its current shareholders an amount representing the Company's previously taxed but undistributed S corporation earnings through the Termination Date (the "S Corporation Distribution"). The amount of the S Corporation Distribution would have been approximately $2.5 million if the Termination Date had been March 31, 1996, but the actual amount will be adjusted to reflect the Company's actual taxable income through the Termination Date, less any state income tax payable by the Company with respect to such income. In April 1996, the Company advanced $1.5 million of the S Corporation Distribution to its shareholders and incurred the Brennan Loan primarily to provide the shareholders with funds to pay their income tax obligations. As a result, in connection with this offering, $1.5 million of the S corporation Distribution will be repaid to the bank as described above in "Use of Proceeds" and the balance of the S Corporation Distribution will be distributed to the shareholders.

   In addition, as a result of the termination of its S corporation status, the Company will record a net deferred income tax liability and corresponding income tax expense (the "Deferred Tax Liability"), effective upon the Termination Date. The amount of the Deferred Tax Liability would have been approximately $1.2 million if the Termination Date had been March 31, 1996, but the actual amount will be adjusted to reflect the effect of the Company's actual operating results through the Termination Date.

                               DIVIDEND POLICY

   The Company intends to retain its earnings to finance future operations and expansion and does not expect to pay any dividends in the foreseeable future. Under the terms of its bank loan agreement, the Company is prohibited from paying cash dividends without the consent of its lender.

                                CAPITALIZATION

   The following table sets forth, as of March 31, 1996: (i) the actual capitalization of the Company, (ii) the pro forma capitalization of the Company after giving effect to the termination of the Company's S corporation status and (iii) the pro forma capitalization of the Company as adjusted to give effect to the sale by the Company of 2,411,552 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and the application of the net proceeds as set forth in "Use of Proceeds." This table should be reviewed in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                        March 31, 1996
                                                          -----------------------------------------
                                                                                        Pro Forma
                                                            Actual    Pro Forma(1)   As Adjusted(1)
                                                           --------   ------------    --------------
                                                              (In thousands, except share data)

Short-term debt:
   Borrowings on lines of credit .......................    $6,853       $6,853          $    --
   Current portion of long-term debt and capitalized
     lease obligations .................................     1,647        1,647               --
    Total short-term debt ..............................    $8,500       $8,500          $    --
                                                           ========   ============    ===========
Long-term debt and capitalized lease obligations, net of
   current portion(2) ..................................    $2,516       $2,516          $    --
                                                           --------   ------------    -----------
Shareholders' equity:
   Preferred Stock, $.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding  .....        --           --               --
   Common Stock, $.01 par value; 40,000,000 shares
     authorized, 9,000,000 shares issued and
     outstanding, actual and pro forma, and 11,500,000
     shares issued and outstanding, pro forma as
     adjusted(3) .......................................        90(4)        90(4)           115
   Additional paid-in capital ..........................       578          805           29,195
   Deferred compensation ...............................      (261)        (261)            (261)
   Retained earnings ...................................     3,863           --               --
   Cumulative translation adjustment ...................        24           24               24
                                                           --------   ------------    -----------
    Total shareholders' equity .........................     4,294          658           29,073
                                                           --------   ------------    -----------
       Total capitalization ............................    $6,810       $3,174          $29,073
                                                           ========   ============    ===========



- ------
(1) Reflects the effects of the termination of the Company's S corporation status, including the S Corporation Distribution and the Deferred Tax Liability. See "Prior S Corporation Status" and Note 3 of Notes to Consolidated Financial Statements.
(2) See Notes 6, 7 and 8 of Notes to Consolidated Financial Statements for information concerning the Company's long-term debt and capitalized lease obligations.
(3) Based upon the number of shares outstanding as of March 31, 1996. Excludes 1,121,602 shares of Common Stock issuable upon the exercise of stock options outstanding on that date. See "Management-- Employee Benefit Plans" and Note 10 of Notes to Consolidated Financial Statements.
(4) Represents 4,500,000 shares of Class A Common Stock, $.01 par value, issued and outstanding and 4,500,000 shares of Class B Common Stock, $.01 par value, issued and outstanding, all of which will convert to Common Stock upon the completion of this offering.

                                   DILUTION

   The net tangible book value of the Company as of March 31, 1996 was approximately $3,468,000, or $.38 per share. Net tangible book value per share is equal to the total tangible assets of the Company less total liabilities, divided by the number of shares of Common Stock outstanding. The pro forma net tangible book value of the Company as of March 31, 1996, after giving effect to the S Corporation Distribution and the Deferred Tax Liability, would have been a deficit of approximately ($168,000), or ($.02) per share. After giving effect to the sale by the Company of 2,411,552 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and after deduction of underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $28,247,000, or $2.46 per share. This represents an immediate increase in pro forma net tangible book value of $2.48 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $10.54 per share to new shareholders purchasing Common Stock in the offering. The following table illustrates this per-share dilution.

 Assumed initial public offering price per share  .........              $13.00
Pro forma net tangible book value per share before the
   offering ...............................................  ($ .02)
Increase in pro forma net tangible book value per share
     attributable to new shareholders .....................    2.48
                                                             --------
Pro forma net tangible book value per share after the
   offering ...............................................                2.46
                                                                         ------
Dilution per share to new shareholders  ..................               $10.54
                                                                         =======


   The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing shareholders and by purchasers of the shares offered by the Company hereby (at an assumed initial public offering price of $13.00 per share).

                              Shares Purchased(1)         Total Consideration        Average Price
                           -------------------------   --------------------------
                               Number       Percent        Amount       Percent        Per Share
                            ------------   ---------    -------------   ---------   ---------------
Existing shareholders(2) .    9,088,448       79.0%     $   408,996        1.3%         $  .05
New shareholders  .......     2,411,552       21.0       31,350,176       98.7           13.00
                            ------------   ---------    -------------   ---------
  Total  ................    11,500,000      100.0%     $31,759,172      100.0%
                            ============   =========    =============   =========

- ------
(1) Sales by the Selling Shareholders in this offering will reduce the number of shares held by existing shareholders to 9,000,000 shares, or 78.3% of the total number of shares of Common Stock to be outstanding after this offering, and will increase the number of shares held by new shareholders to 2,500,000 shares, or 21.7% of the total number of shares of Common Stock to be outstanding after this offering. See "Principal and Selling Shareholders."
(2) Includes the exercise of options to purchase an aggregate of 88,448 shares of Common Stock which will occur prior to the completion of this offering.

   The foregoing table does not take into account the exercise of outstanding stock options, other than options to purchase an aggregate of 88,448 shares of Common Stock to be exercised in connection with the offering (all of which shares are being offered and sold hereby). To the extent that any additional options are exercised, there will be further dilution to new investors. See "Management--Employee Benefit Plans."

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data as of and for each of the years ended December 31, 1993, 1994 and 1995, are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated financial data as of and for each of the years ended December 31, 1991 and 1992 are derived from the audited financial statements of the Company not included herein. The selected consolidated financial data for the three months ended March 31, 1995 and 1996 have been derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of the Company for those periods in accordance with generally accepted accounting principles. The selected consolidated financial data for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                                                     Three Months Ended
                                                        Year Ended December 31,                          March 31,
                                       ----------------------------------------------------------  ---------------------
                                         1991        1992         1993        1994        1995        1995        1996
                                       ---------   ---------    ---------   ---------   ---------   --------    ---------
                                                             (In thousands, except per share data)
Statement of Operations Data:
Net revenues  .......................    16,019     $17,502      $22,271     $34,123     $52,116     $9,294      $16,220
                                        --------   ---------    ---------   ---------   ---------   --------     -------
Operating expenses:
   Cost of services .................     9,291      10,269       12,746      19,593      28,639      5,210        8,767
   Selling, general and
     administrative                       6,026       6,845        8,630      13,121      21,073      3,858        6,796
                                        --------   ---------    ---------   ---------   ---------   --------     -------
     Total operating expenses ......     15,317      17,114       21,376      32,714      49,712      9,068       15,563
                                        --------   ---------    ---------   ---------   ---------   --------     -------
     Operating income ..............        702         388          895       1,409       2,404        226          657
Interest expense  ..................        366         338          326         511         834        164          233
                                        --------   ---------    ---------   ---------   ---------   --------     -------
Net income before taxes  ...........    $   336     $    50      $   569     $   898     $ 1,570     $   62      $   424
                                        ========   =========    =========   =========   =========   ========     =======
Pro forma provision for income
   taxes(1).........................                                                         667                     170
                                                                                        ---------                -------
Pro forma net income(1)  ...........                                                     $   903                 $   254
                                                                                        =========                =======
Pro forma net income per share(1) ..                                                     $   .09                 $   .03
                                                                                        =========                =======
Shares used in computing pro forma
   net income per share(1) .........                                                       9,697                   9,697
                                                                                        =========                =======


                                                          December 31,                                      March 31, 1996
                                  -------------------------------------------------------  -----------------------------------------
                                                                                                                         Pro Forma
                                     1991       1992        1993      1994         1995       Actual    Pro Forma(2)  Adjusted(2)(3)
                                  ---------  ---------   --------  ---------   ----------- ----------   ------------  --------------
                                                                            (In thousands)
Balance Sheet Data:
   Working capital (deficit) ..... $ (511)   $  (398)    $  (461) $   (462)     $ (1,601)   $(2,484)      $(5,078)      $20,821
   Total assets ..................  5,732      6,298       7,410    12,044        18,481     21,418        21,418        36,366
   Long-term debt, less current
     maturities  .................  1,145        925         625       941           881        705           705           --
   Capitalized lease obligations,
     less current maturities .....    174        257         512       807         1,632      1,811         1,811           --
   Shareholders' equity ..........    751        801       1,371     2,270         3,843      4,294           658        29,073

- ------
(1) The Company has operated as an S corporation for income tax purposes since its inception in 1987 and will terminate such status in connection with this offering. See Note 3 of Notes to Consolidated Financial Statements for information concerning the computation of the pro forma provision for income taxes, pro forma net income and pro forma net income per share.
(2) Reflects the S Corporation Distribution and the Deferred Tax Liability. See "Prior S Corporation Status" and Note 3 to Notes to Consolidated Financial Statements.
(3) Adjusted to give effect to the sale by the Company of 2,411,552 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.00 per share) and the application of the net proceeds as set forth in "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   In addition to historical information, the following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors, including those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

   ICT is an independent provider of call center teleservices, which consist of outbound and inbound telemarketing, and value-added services, such as marketing, research and consulting services, to businesses domestically and internationally. In addition, the Company is pursuing opportunities to manage clients' call centers on a contract basis. Acquired by management from Decision Industries Corporation, a computer peripherals and service organization, in April 1987, ICT has become a full-service teleservices provider for businesses within its targeted industries, which include insurance, financial services, publishing, telecommunications, consumer and, more recently, pharmaceutical and health care services and computer software and hardware.

   The Company has broadened its market position from its original outbound consumer telemarketing orientation to its present range of call center services through both internal growth and a series of strategic acquisitions. In 1988, the Company entered into the market research data collection business by acquiring the business of Valley Forge Information Services, Inc. In 1994, the Company strengthened its inbound consumer operations by acquiring the business of American Tele/Response, Inc. Also in 1994, ICT initiated its international expansion by acquiring the business of Spantel, Inc. ("Spantel"), which provides telemarketing services to Spanish-speaking markets in the United States and Latin America, and by forming Eurotel Marketing Limited ("Eurotel"), a joint venture with a subsidiary of R.R. Donnelley & Sons Company ("Donnelley"), to provide multilingual pan-European telemarketing sevices. The Company recently entered into an agreement with Donnelley to purchase Donnelley's 40% interest in Eurotel for an amount equal to 40% of Eurotel's net book value. The purchase price is not expected to be material to the Company's business, financial condition or liquidity. In May 1995, the Company expanded its value-added services through the acquisition of the business comprising its Smartline division, a telebanking services provider. In January 1996, the Company further expanded its international operations through the establishment of ICT/Canada Marketing, Inc. ("ICT Canada"). The Company provided substantially all of the initial capitalization, has control and has the ability to receive all of the earnings of ICT Canada. The Company consolidates ICT Canada in its consolidated financial statements.


   The Company's net revenues have grown from $22.3 million in 1993 to $52.1 million in 1995. This rapid growth primarily resulted from the Company's ability to meet increased client demands, to broaden its service offerings and to expand internationally. Specifically, the Company's net revenues from international services (services provided by Spantel and Eurotel) were $700,000 and $2.4 million in 1994 and 1995, respectively. The Company believes that its recent acquisitions and investments in technology differentiate it in the marketplace and position it for long-term revenue growth and improved profitability.

   The Company's cost of services is directly related to providing telemarketing services and consists principally of direct labor and telecommunications costs. These costs have decreased as a percentage of net revenues since 1994 as the Company has expanded its domestic telemarketing operations to lower cost labor markets, improved its operating efficiencies in certain telemarketing operations and negotiated more favorable telecommunication contracts.

   Selling, general and administrative expenses are comprised principally of all expenses that directly support the operations of the business units, including management, facilities costs, equipment depreciation and maintenance, sales and marketing activities and client support services, as well as corporate management costs, including accounting and finance, human resources, information services and other administrative costs. Selling, general and administrative expenses have increased significantly since 1993, as the Company has expanded its domestic operations internally and through acquisitions and established an international presence in Europe, Latin America and Canada.

   The Company has been subject to taxation under Subchapter S of the Internal Revenue Code since its inception in 1987. As a result, the net income of the Company, for federal and certain state and local tax purposes, has been reported by and taxed directly to the Company's shareholders, rather than the Company. Pro forma net income has been computed as if the Company had been fully subject to federal and state income taxes based upon the tax laws in effect during the respective periods.

RESULTS OF OPERATIONS

   The following table sets forth statement of operations data as a percentage of net revenues for the periods indicated:

                                                                                 Three Months Ended
                                                Year Ended December 31,               March 31,
                                          ----------------------------------   ----------------------
                                             1993        1994         1995        1995        1996
                                           ---------   ---------    ---------   ---------   ---------
Net revenues  ..........................     100.0 %     100.0 %     100.0 %     100.0 %      100.0 %
                                           ---------   ---------    ---------   ---------   ---------
Operating expenses:
   Cost of services ....................      57.2        57.4        55.0        56.1         54.1
   Selling, general and administrative .      38.8        38.5        40.4        41.5         41.9
                                           ---------   ---------    ---------   ---------   ---------
    Total operating expenses ...........      96.0        95.9        95.4        97.6         96.0
                                           ---------   ---------    ---------   ---------   ---------
    Operating income ...................       4.0         4.1         4.6         2.4          4.0
Interest expense  ......................       1.5         1.5         1.6         1.7          1.4
                                           ---------   ---------    ---------   ---------   ---------
Net income before taxes  ...............       2.5         2.6         3.0          .7          2.6
                                           ---------   ---------    ---------   ---------   ---------
Pro forma provision for income taxes(1) .      1.1         1.2         1.3          .4          1.0
                                           ---------   ---------    ---------   ---------   ---------
Pro forma net income(1)  ...............       1.4%        1.4%        1.7%         .3%         1.6%
                                           =========   =========    =========   =========   =========

- ------
(1) See Note 3 of Notes to Consolidated Financial Statements for information concerning the computation of the pro forma provision for income taxes and pro forma net income.

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

   Net Revenues. Net revenues increased 74.5% to $16.2 million for the three months ended March 31, 1996 from $9.3 million for the comparable period in 1995. Revenues increased primarily due to continued growth in consumer telemarketing services to the insurance and financial services industries and revenues from telebanking operations, which were added through the Company's acquisition of the business comprising its Smartline division in May 1995.

   Cost of Services. Cost of services increased 68.3% to $8.8 million for the three months ended March 31, 1996 from $5.2 million for the comparable period in 1995. As a percentage of net revenues, cost of services decreased to 54.1% for the three months ended March 31, 1996 from 56.1% for the comparable period in 1995, primarily due to increased productivity in the Company's inbound operations.

   Selling, General and Administrative. Selling, general and administrative expenses increased 76.2% in the first quarter of 1996 to $6.8 million from $3.9 million in the comparable 1995 period. As a percentage of net revenues, selling, general and administrative expenses increased to 41.9% in the 1996 period from 41.5% in the 1995 period, primarily due to costs associated with the Company's entry into the Canadian market.

   Interest Expense. Interest expense increased to $233,000 in the 1996 period from $164,000 in the 1995 period, due to higher average outstanding balances of bank and capitalized lease debt, which were partially offset by lower average interest rates during the 1996 period.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes represents the provision for federal and state income taxes at an effective tax rate of 40.1% for the three months ended March 31, 1996 and 42.5% for the comparable period in 1995. These rates reflect combined federal and state income taxes as if the Company had been treated as a C corporation in both periods.

YEARS ENDED DECEMBER 31, 1995 AND 1994

   Net Revenues. Net revenues increased 52.7% to $52.1 million in 1995 from $34.1 million in 1994. The increase in net revenues was attributable primarily to continued growth in consumer telemarketing services to the insurance and financial services sectors, revenues from the telebanking operations of Smartline (acquired in May 1995) and an increase in consumer inbound and business-to-business teleservices.

   Cost of Services. Cost of services increased 46.2% to $28.6 million in 1995 from $19.6 million in 1994. As a percentage of net revenues, cost of services decreased to 55.0% in 1995 from 57.4% in 1994, primarily due to the full year effect of lower telephone rates negotiated in 1994 with its telecommunications providers.

   Selling, General and Administrative. Selling, general and administrative expenses increased 60.6% to $21.1 million in 1995 from $13.1 million in 1994. As a percentage of net revenues, these expenses increased to 40.4% in 1995 from 38.5% in 1994, primarily due to additional sales and support personnel for new target industries and international expansion.

   Interest Expense. Interest expense increased to $833,000 in 1995 from $511,000 in 1994 due to higher average outstanding balances of bank and capitalized lease debt and higher average interest rates during 1995.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes represents the provision for federal and state income taxes at effective tax rates of 42.5% in 1995 and 45.2% in 1994, as if the Company had been treated as a C corporation in both years. The decrease in the effective tax rate was primarily due to lower state income tax rates and the lower percentage effect of certain non-deductible expenses.

YEARS ENDED DECEMBER 31, 1994 AND 1993

   Net Revenues. Net revenues increased 53.2% to $34.1 million in 1994 from $22.3 million in 1993, primarily as a result of increased teleservices revenues from insurance clients.

   Cost of Services. Cost of services increased 53.7% to $19.6 million in 1994 from $12.7 million in 1993. As a percentage of net revenues, cost of services was relatively stable at 57.4% in 1994 and 57.2% in 1993.

   Selling, General and Administrative. Selling, general and administrative expenses increased 52.1% to $13.1 million in 1994 from $8.6 million in 1993. As a percentage of net revenues, these expenses were relatively stable at 38.5% in 1994 and 38.8% in 1993.

   Interest Expense. Interest expense increased to $511,000 in 1994 from $325,000 in 1993 due to higher average outstanding balances of bank and capitalized lease debt and higher average interest rates during 1994.

   Pro Forma Provision for Income Taxes. The pro forma provision for income taxes represents the provision for federal and state income taxes at effective tax rates of 45.2% in 1994 at 46.2% in 1993, as if the Company had been treated as a C corporation in both years.

QUARTERLY RESULTS AND SEASONALITY

   The following table sets forth statement of operations data for each of the four quarters of 1995 and the first quarter of 1996, as well as such data expressed as a percentage of net revenues. This quarterly information in unaudited but has been prepared on a basis consistent with the Company's audited financial statements presented elsewhere in this Prospectus and, in the Company's opinion, includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented. The results for any quarter are not necessarily indicative of results for any future period.

                                                                  Quarter Ended
                                         ----------------------------------------------------------------
                                          Mar. 31,     June 30,     Sept. 30,     Dec. 31,      Mar. 31,
                                            1995         1995          1995         1995          1996
                                         ----------   ----------    -----------   ----------   ----------
                                                                  (In thousands)
Net revenues  ........................     $9,294      $12,539       $14,246       $16,037      $16,220
                                         ----------   ----------    -----------   ----------   ----------
Operating expenses:
   Cost of services ..................      5,210        7,090         7,856         8,483        8,767
   Selling, general and administrative .    3,858        4,988         5,704         6,524        6,796
                                         ----------   ----------    -----------   ----------   ----------
    Total operating expenses .........      9,068       12,078        13,560        15,007       15,563
                                         ----------   ----------    -----------   ----------   ----------
  Operating income  ..................        226          461           686         1,030          657
Interest expense  ....................        164          203           254           212          233
                                         ----------   ----------    -----------   ----------   ----------
Net income before taxes  .............     $   62      $   258       $   432       $   818      $   424
                                         ==========   ==========    ===========   ==========   ==========
Pro forma provision for income taxes .         26          110           184           347          170
                                         ----------   ----------    -----------   ----------   ----------
Pro forma net income  ................     $   36      $   148       $   248       $   471      $   254
                                         ==========   ==========    ===========   ==========   ==========

                                                                 Quarter Ended
                                        ----------------------------------------------------------------
                                         Mar. 31,     June 30,     Sept. 30,     Dec. 31,      Mar. 31,
                                           1995         1995          1995         1995          1996
                                        ----------   ----------    -----------   ----------   ----------
Net revenues  .......................     100.0%       100.0%        100.0%        100.0%       100.0%
                                        ----------   ----------    -----------   ----------   ----------
Operating expenses:
   Cost of services .................      56.1         56.5          55.2          52.9         54.1
   Selling, general and administrative     41.5         39.8          40.0          40.7         41.9
                                        ----------   ----------    -----------   ----------   ----------
    Total operating expenses ........      97.6         96.3          95.2          93.6         96.0
                                        ----------   ----------    -----------   ----------   ----------
    Operating income ................       2.4          3.7           4.8           6.4          4.0
Interest expense  ...................       1.7          1.6           1.8           1.3          1.4
                                        ----------   ----------    -----------   ----------   ----------
Net income before taxes  ............        .7          2.1           3.0           5.1          2.6
                                        ==========   ==========    ===========   ==========   ==========
Pro forma provision for income taxes .       .4           .9           1.3           2.2          1.0
                                        ----------   ----------    -----------   ----------   ----------
Pro forma net income  ...............        .3%         1.2%          1.7%          2.9%         1.6%
                                        ==========   ==========    ===========   ==========   ==========


   The Company has experienced and expects to continue to experience significant quarterly variations in operating results, principally as a result of the timing of clients' telemarketing campaigns, the commencement and expiration of contracts, the timing and amount of new business generated by the Company, the Company's revenue mix, the timing of additional selling, general and administrative expenses to support the growth and development of new business units and the competitive conditions in the telemarketing industry. The Company's business tends to be strongest in the fourth quarter due to the high level of client telemarketing activity prior to the holiday season, particularly in the financial services and consumer industries.

   In the first quarter, business generally slows as a result of reduced telemarketing activities in the financial services industry and client transitions to new marketing programs during the first quarter of the calendar year. In addition, the Company typically expands its operations in the first quarter to support anticipated business growth beginning in the second quarter. As a result, selling, general and administrative costs typically increase in the first quarter without a commensurate increase in revenues, which results in decreased profitability for the first quarter versus the previous fourth quarter. For example, in the first quarter of 1996, revenues were only 1.1% higher than those in the fourth quarter of 1995, while selling, general and admin-istrative expenses increased 4.2%, resulting in lower operating income and net income than would otherwise have been the case. The Company's operating results typically are similarly affected during the third quarter, as marketing projects slow during the summer months while the Company invests in additional operating capacity to support anticipated business demand in the fourth quarter. This trend did not occur in the third quarter of 1995 due to the Company's engagement in several major telemarketing projects during this period.

   In connection with this offering, the Company will incur a non-recurring, non-cash compensation expense of $10.3 million (based on an assumed public offering price of $13.00 per share) in the quarter in which this offering is completed, expected to be the second quarter of 1996. The expense will result from the granting of options to replace certain previously granted options to provide for an extended exercise period and the vesting of certain options contingent upon the completion of this offering. To the extent that the initial public offering price is higher or lower than $13.00 per share, the amount of this compensation expense will be more or less, respectively, than $10.3 million. During the same quarter, the Company will record the Deferred Tax Liability. These charges will result in a net loss for the quarter and an anticipated net loss for the year ending December 31, 1996. See "Prior S Corporation Status" and Notes 3 and 10 of Notes to Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES

   Historically, ICT's primary sources of liquidity have been cash flow from operations and borrowing on its bank revolving line of credit. Acquisitions and capital expenditures have been financed through bank term loans and capitalized lease obligations. The Company has utilized any excess cash from operations to repay its revolving bank loan and, historically, has maintained a minimum cash balance.

   Cash provided by operating activities was $614,000 for the three months ended March 31, 1996 compared to cash used of $25,000 for the same period in 1995, and cash provided by operating activities was $528,000, $913,000 and $1.1 million in 1993, 1994 and 1995, respectively. The increases in each period were due to higher net income before depreciation and amortization, which were partially offset by the cash used for working capital. The working capital increases were principally related to higher accounts receivable balances resulting from the increases in net revenues in each period.


   Cash provided by financing activities was $181,000 for the three months ended March 31, 1996 compared to $828,000 for the same period in 1995, and was $113,000, $424,000 and $2.2 million in 1993, 1994 and 1995, respectively.
The cash provided by financing activities represented borrowings under the Company's bank line of credit and various term loans, net of any repayments.

   Cash used in investing activities was $1.3 million for the three months ended March 31, 1996 compared to $692,000 for the same period in 1995, and was $597,000, $1.4 million and $2.8 million in 1993, 1994 and 1995, respectively. The increases in each period were due to increasing levels of property and equipment purchases to support the growth in the Company's telemarketing activities. From January 1, 1993 through March 31, 1996, the Company's capital expenditures totalled $5.4 million and its additions to capitalized leased assets totalled $4.0 million. During that period, the Company increased its number of workstations by approximately 700. In addition, cash in the aggregate amount of approximately $1.0 million was used in 1994 and 1995 to expand the Company's international and value-added services through the acquisition of certain businesses. See Note 5 of Notes to Consolidated Financial Statements.


   In April 1996, the Company entered into a loan agreement with a bank, which provides for a $15.0 million line of credit, a $3.5 million equipment line of credit and a $1.5 million short-term loan. Borrowings on the line of credit are limited to 80% of eligible accounts receivable. The line of credit bears interest at the bank's base rate (8.25% as of March 31, 1996) and expires on June 30, 1997. The Company's outstanding balance on the line of credit at March 31, 1996 was $6.3 million. The equipment line of credit is to be used to finance 90% of the cost of equipment purchases. Individual borrowings must be at least $200,000 and, once drawn, become, at the option of the bank, three to five-year term loans due in equal monthly installments. Borrowings under the equipment line bear interest at either the bank's base rate or a fixed rate set at the U.S. Treasuries Reference Rate plus 2.75%, at the option of the Company. If the fixed rate option is selected, any principal prepayments could be subject to penalties. The $1.5 million short-term loan bears interest at the bank's base rate and is due on November 30, 1996. The proceeds from the loan were advanced by the Company to its shareholders in April 1996 in order to allow the shareholders to pay their 1995 and estimated 1996 income tax liabilities on the Company's taxable income, which, due to the Company's S corporation status, is taxable to the Company's shareholders. Upon the completion of this offering, the amount advanced to the shareholders will be treated as a portion of the of S Corporation Distribution. See "Prior S Corporation Status" and "Certain Transactions."

   The Company's telemarketing activities will continue to require significant capital expenditures. Capital expenditures, including capitalized leases, were $1.3 million in 1993, $2.3 million in 1994 and $4.3 million in 1995. The Company expects to spend approximately $5.0 million on capital expenditures in 1996. Equipment purchases have been financed through the Company's equipment line of credit and through capitalized lease obligations with various equipment vendors and lending institutions. The lease obligations are payable in varying installments through 2000. Outstanding obligations under capitalized leases at March 31, 1996 were $2.6 million. See Notes 6 and 7 of Notes to Consolidated Financial Statements.

   The Company believes that the funds generated from operations, together with the net proceeds to the Company from this offering and available credit under its line of credit and equipment line, will be sufficient to finance its current operations and planned capital expenditures at least through 1997.

                                   BUSINESS

   The following Business section contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

   The Company is an independent provider of call center teleservices, which consist of outbound and inbound telemarketing and customer support services, together with related value-added services such as marketing, research and consulting services, to businesses domestically and internationally. The Company's call center management experience, technological leadership and expertise in target industries enable it to provide its clients with high quality, cost-effective call center services. In addition to supporting customers' teleservices programs from its own call centers, ICT is pursuing additional opportunities to manage clients' call centers on a contract basis. The Company believes there is a trend by businesses to outsource many of their internal telephone sales, customer service and product support function. In order to capitalize on this trend, the Company is incurring certain startup costs and expenses (the amount of which has not been material to date). Although the Company has recently entered into two call center management contracts, as of March 31, 1996, the Company had not received any revenues from the contracts. The Company believes it was the first teleservices firms to establish international call centers with multilingual capabilities, which it intends to further expand to meet the global needs of multinational clients.



INDUSTRY OVERVIEW


   The call center services market includes traditional telemarketing activities such as outbound and inbound telephone marketing, as well as customer support, call center management and value-added marketing, research and consulting services. Telemarketing and other call center services have evolved significantly in recent years, as businesses have increasingly focused on utilizing highly personalized services to target consumer and business customers to create sales growth, provide customer support services and aid customer retention. Direct Marketing magazine estimates that telemarketing industry expenditures in the United States grew to approximately $77 billion by 1995. The Company believes that all but a small percentage of this spending was incurred for services performed by in-house call centers; however, companies are increasingly outsourcing existing and new call center operations to specialists.


   In today's competitive marketplace, the Company believes that businesses are increasingly recognizing the competitive advantages of utilizing telemarketing and other call center services to reach and communicate with their customers. With response rates several times higher than those associated with direct mail activities, telemarketing provides an effective channel through which businesses are able to contact targeted customers. As a result, call centers have become robust channels for the marketing and sale of a wide variety of products and services, as sophisticated telemarketers are able to market effectively and collect valuable market and customer data. Moreover, businesses utilize call center services for a range of other functions, including providing customer support, generating customer leads, conducting direct sales activities, managing customer retention programs and testing telemarketing program effectiveness.

   Industries that have traditionally used teleservices for targeted marketing include insurance, financial services, publishing and telecommunications. As technology continues to improve the capabilities and productivity of call center representatives, companies in these industries are increasing their use of call centers and expanding the breadth of the applications they employ. For example, in the financial services industry, where telemarketing historically was used primarily for customer acquisition in the credit card business, call center services are now being employed to market a wide range of products and services, including consumer and business loans and mutual funds. In addition, businesses in industries that have not customarily utilized call center services are becoming significant users, as illustrated by the increasing use of call centers by pharmaceutical and health care services companies to perform direct marketing and database management functions and by computer software and hardware companies for marketing and customer support activities. Moreover, multinational companies in a variety of industries, including computer hardware and software and publishing, have begun to utilize call center services on a global basis.

   The teleservices market has changed from a largely unregulated environment dominated by small, technologically unsophisticated companies to today's increasingly regulated and global marketplace in which technological sophistication is essential. At the same time, the use of telemarketing and other call center services is expanding into new applications and industries, and large corporations are increasingly seeking to partner with independent teleservices specialists for the management and enhancement of the call center aspects of their marketing, sales and customer service activities. The Company believes these trends present attractive opportunities for large, technologically sophisticated teleservices firms such as ICT that provide a full range of call center services.

THE ICT APPROACH


   ICT believes that it has distinguished itself in the call center services industry by focusing on target industries and by providing its domestic and international customers with comprehensive teleservices. With extensive experience in telemarketing, as well as other fields such as marketing, research and consulting, the Company's management team has emphasized call center management experience, economies of scale, technological leadership and expertise in target industries as a means of establishing ICT as a consistent provider of cost-effective call center services. By focusing on a limited number of target industries, the Company has developed significant expertise marketing products and services for customers in those target industries. ICT believes this approach positions it to secure call center management relationships with businesses seeking to outsource the management of existing or new call center operations. In addition, the Company continues to introduce value-added services, such as industry-focused marketing, research and consulting services, and to increase its international presence in order to provide multilingual teleservices domestically and internationally.


STRATEGY

   With the increasing use of teleservices by businesses and the trend toward outsourcing call center activities, ICT believes significant opportunities exist to expand its business. The Company's growth strategy includes the following key elements:


   o Pursue Outsourced Call Center Management Opportunities. ICT believes the current trend toward outsourcing call centers will continue, and it intends to pursue additional opportunities to manage new or existing call center operations on an outsourced basis, either independently or through joint bids with strategic partners, such as staffing agencies. ICT has recently secured two call center management contracts and is currently in contract negotiations or discussions with other prospective clients regarding outsourced call center management relationships.


   o Increase International Presence. The Company plans to broaden its geographic reach and further develop its expertise in telemarketing in international markets by focusing on businesses with multinational operations. ICT currently provides multilingual telemarketing services in the United States, Europe, Latin America and Canada. ICT intends to expand its operations in these areas and to explore additional international operations in areas such as the Pacific Rim.

   o Develop Strategic Alliances and Acquisitions. ICT intends to continue pursuing strategic alliances with, and acquisitions of, domestic and international businesses that provide complementary call center teleservices. The Company initiated its international expansion in 1994 through the acquisition of the business of Spantel, which provides services to Spanish-speaking markets in the United States and Latin America, and the establishment of Eurotel to provide multilingual teleservices to pan-European markets. In May 1995, the Company acquired the business comprising its Smartline division, which provides telebanking services. These three operations represented approximately $7 million, or 14%, of ICT's revenues in 1995.

   o Expand Value-Added Marketing Services. The Company will continue to complement its core telemarketing expertise with additional value-added services, such as marketing, research and consulting services, with the goal of providing comprehensive teleservices to businesses in its targeted industries. For example, through its Smartline division, ICT offers telebanking services to its financial services clients, allowing them to establish "virtual" branch operations with minimal infrastructure investment.

   o Maintain Industry Specialization. The Company believes it has gained a significant competitive advantage by concentrating on servicing businesses in a limited number of select industries and intends to maintain its industry specialization. In addition, the Company believes that industry specialization will enable it to attract new clients because of its valuable industry expertise and reputation for delivering high-quality service.

   o Maintain Technology Leadership. The Company intends to continue making substantial investments in technology to maintain its technological leadership within the teleservices industry. ICT has been an industry leader in the implementation of innovative teleservices technologies to lower its effective cost per call and to improve its sales and customer service. The Company has made significant investments in information and communications technologies and believes it was the first fully automated teleservices company and the first to implement predictive dialing equipment that it believes is now recognized industry-wide to be essential in handling consumer outbound telemarketing.

   o Continue Commitment to Quality Service. ICT has consistently emphasized quality service and extensive employee training by investing in quality assurance personnel and procedures. The Company's commitment to providing quality service will continue, as illustrated by its strategy to achieve compliance with ISO 9000, a quality standard that the Company plans to implement both domestically and internationally.

ICT'S SERVICES

   ICT delivers its telemarketing services through seven separate business units, each of which provides a particular type of service with the support of the Company-wide marketing, sales and corporate units. ICT's domestic sales force is organized into a series of industry sectors focused on selling the full range of the Company's services to clients in their respective target industries. ICT believes this organizational structure allows the Company to provide comprehensive solutions to its clients' teleservices needs, since it enables ICT's sales and customer service personnel to develop in-depth knowledge of the needs of businesses in their designated industries.

   ICT's suite of services presently includes traditional telemarketing services, consisting of consumer outbound telemarketing, consumer inbound telemarketing and business-to-business telemarketing, as well as value-added services, consisting of marketing, research and consulting services. In addition, ICT has organized a separate division specifically to pursue opportunities to manage third parties' call centers on an outsourced basis, and the Company offers domestic and international multilingual telemarketing services that provide sales and service support to non-English speaking markets in the United States, Europe, Latin America and Canada.

   TeleServices

   Traditional telemarketing services are offered through the Company's TeleServices division, which is comprised of the following units:

   Consumer Outbound Telemarketing--ICT TeleDirect. ICT TeleDirect provides consumer outbound telemarketing services, which consists primarily of direct sales activities initiated by the Company on behalf of clients in its target industries. ICT's call transaction management system ("CTMS") receives data for target customers electronically from ICT's clients. The data is retained in the Company's database management systems and is then distributed for calling by the Company's predictive dialing systems, which schedule and launch outbound calls. Once a live connection is established, the system transfers the call, along with the customer data and scripting information, to the workstation of a service representative trained for that specific client's program. The primary industries served by ICT TeleDirect are insurance, financial services, publishing and telecommunications. As of April 30, 1996, ICT TeleDirect utilized 920 work stations in 16 call centers located primarily in the eastern United States.

   Consumer Inbound Telemarketing--ICT TeleResponse. The Company provides inbound teleservices support for activities such as catalog sales, customer inquiry support, credit card and loan application processing and customer service through ICT TeleResponse. ICT TeleResponse was formed by combining the consumer inbound operations of ICT with those of American Tele/Response, Inc., which ICT acquired in April 1994. Inbound telemarketing involves the processing of incoming calls, often placed by customers using toll- free numbers, to a customer service representative for service, order fulfillment or information. The Company's automated system receives an inbound call and directs it, together with scripting, pricing data, reference databases and any other relevant information, to an available service representative's workstation. The information recorded during the call can be sent electronically to ICT's clients for order processing, service fulfillment or database management. As of April 30, 1996, ICT TeleResponse utilized 160 work stations, serving primarily the catalog, consumer goods and services, financial services and publishing industries. Data and voice lines link ICT TeleResponse's dedicated call center in Drexel Hill, Pennsylvania to ICT call centers in Langhorne, Pennsylvania and Miami, Florida for backup support.

   Business-to-Business Teleservices--ICT TeleProfessional. ICT TeleProfessional was formed in 1995 to service the emerging and increasingly complex needs of certain clients by targeting telephone-based sales, service and support opportunities within the professional and business-to-business environment. ICT TeleProfessional consists of a dedicated call center equipped with advanced computer and telecommunications software and hardware to service both outbound and inbound client applications. Work stations have been designed to accommodate the needs of experienced service representatives who are trained to meet the sophisticated product and customer profiles of specific clients, which vary from software programs to health care products and from design technicians to medical professionals. Most projects to date have been in the publishing, pharmaceutical, health care services and computer software and hardware industries, although applications cut across many industry sectors. As of April 30, 1996, ICT TeleProfessional utilized 96 outbound and inbound workstations at its dedicated call center in Langhorne, Pennsylvania.

   International TeleServices

   The Company offers domestic and international multilingual telemarketing services through ICT TeleServices International, which currently consists of Eurotel, Spantel and ICT Canada. These business units are designed to offer outbound and inbound services, call center management services, marketing, research and other value-added services to clients. The growth of multinational corporations and the increase in non- English speaking residents in the United States has increased the demand for the multilingual capabilities that ICT provides. ICT TeleServices International will continue to expand its operations and explore acquisition opportunities to increase the Company's international presence. The division currently consists of the following units:


   Eurotel. This joint venture between ICT and Donnelley, a leading supplier of integrated order fulfillment services, commenced operations in October 1994 and provides telephone marketing and information services in Europe. Located in Dublin, Ireland, Eurotel's call center had 80 workstations, as of April 30, 1996, that provide pan-European multilingual services. The Company has recently reached an agreement with Donnelley for the purchase of Donnelley's 40% ownership interest in Eurotel, for a purchase price equal to 40% of Eurotel's net book value as of June 30, 1996. The purchase price is not expected to be material to the Company's business, financial condition or liquidity.


   Spantel. ICT acquired the business of Spantel in February 1994 to provide services to the rapidly growing marketplace of Spanish-speaking American and Latin American consumers and businesses. As of April 30, 1996, Spantel's Miami, Florida call center utilized 64 workstations.

   ICT Canada. The Company opened its first Canadian call center in January 1996 with service representatives who are fluent in French and English. As of April 30, 1996, the ICT Canada call center, located in Saint John, New Brunswick, Canada, utilized 80 workstations.

   Value-Added Marketing, Research and Consulting Services

   ICT provides businesses in its target industries with marketing, research and consulting services thus leveraging its traditional telemarketing services and enabling it to offer comprehensive solutions for its clients' teleservices needs. These services presently consist of the following:


   ICT Marketing and Consulting Services. As part of its growth strategy, ICT intends to continue to provide value-added marketing and consulting services to businesses in its target industries. For example, the Company's acquisition of Smartline, a telebanking services provider, in May 1995 allows ICT to leverage traditional telemarketing capabilities and relationships into a more comprehensive client engagement, in which ICT participates in the design, management, review and implementation of marketing programs. Through Smartline, the Company is a leading provider of telebanking services, with clients that include many types of financial institutions. Smartline representives' sales and service expertise spans a wide range of financial products, including home equity loans and lines of credit, loans by phone, checking and deposit accounts, credit and debit cards, mortgage loans, annuity and alternative investments and small business loans. An example of the products offered by Smartline is its Gold Marketing Package, which provides small to mid-sized banks with direct response plans for key products, inbound call center support, customized advertisements and direct mail packages, and action oriented follow-up campaigns. Smartline also offers a wide range of market research programs through Valley Forge Information Services ("VFIS"), which ICT acquired in 1988, to help its clients retain and strengthen their current customer relationships and to attract new customers.


   Smartline's management team consists of professionals who have client-side banking experience in branch management and operations, marketing, advertising, research, electronic funds transfer, home and branchless banking, customer service and systems support. Smartline's net revenues for the first quarter of 1996 represented approximately one-third of the increase in the Company's net revenues from the first quarter of 1995 to the first quarter of 1996. For 1995, Smartline accounted for 8.9% of the Company's net revenues. As of April 30, 1996, Smartline utilized 152 automated outbound and inbound workstations at its dedicated call center in Buffalo, New York.


   ICT Research Services. Through VFIS, the Company provides businesses in its target markets with value added market research survey design, data collection and consulting services. ICT's Research Services division makes extensive use of advanced technology, including integrated predictive dialing and Computer Assisted Telephone Interviewing ("CATI"), to obtain market and customer data cost effectively. ICT Research Services teams work closely with the client during each phase of a research study, participating with the client in the design of the questionnaire, the collection of the data and the editing, coding and tabulation of the results. ICT's project direction teams monitor the progress of studies and make recommendations to clients that are designed to improve the usefulness and integrity of the data collected by the Company. For 1995, VFIS accounted for 5.1% of the Company's net revenues. As of April 30, 1996, ICT Research Services utilized 96 automated interviewing stations in two call centers.


   Call Center Management Services


   ICT's Call Center Management Services ("CCMS") division was established in the first quarter of 1996 to pursue outsourcing opportunities that exist for call center management. To date, ICT has entered into two contracts to manage call centers, and it is currently in discussions with other prospective clients regarding additional call center, management opportunities. CCMS offers services such as site and system equipment selection, facility launch, program planning and implementation, staffing, technical support and ongoing call center management. Depending on client needs, ICT will assume sole or shared responsibility for the management of a call center's operations. Through CCMS, ICT can either assume the management and operations of an in-house call center facility, with any call overflow being rerouted to existing ICT call centers, or move in-house operations to new or existing ICT facilities. ICT has bid on opportunities to manage new and existing call center operations on an outsourced basis, both independently as well as jointly with staffing agencies that have relationships with large national corporations. For example, the Company was recently awarded a contract with Olsten Staffing Services, Inc., with which the Company submitted a joint bid, to establish and manage a dedicated call center for a large multinational company.

TELESERVICES AND VALUE-ADDED CALL CENTERS

   The following table lists the Company's call center facilities by division, the number of workstations and the specialties served as of April 30, 1996:


 --------------------   -------------------------   --------------   -----------------------------
                                                      Number of
Division                Location                     Workstations    Specialty
 --------------------   -------------------------   --------------   -----------------------------
                       Chesapeake, VA                     80         Insurance/Financial
                        -------------------------   --------------    ----------------------------
                       Kearneysville, WV                  80         Insurance/Financial
                        -------------------------   --------------    ----------------------------
                       Norfolk, VA                        80         Insurance/Financial
                        -------------------------   --------------    ----------------------------
                       Louisville, KY                     80         Financial
                        -------------------------   --------------    ----------------------------
                       Louisville, KY                     72         Insurance
                        -------------------------   --------------    ----------------------------
                       Allentown, PA                      56         Telecommunications
                        -------------------------   --------------    ----------------------------
                       Cincinnati, OH                     56         Financial
                        -------------------------   --------------    ----------------------------
                       Virginia Beach, VA                 56         Insurance
                        -------------------------   --------------    ----------------------------
ICT TeleDirect         Cherry Hill, NJ                    48         Financial/Telecommunications
                        -------------------------   --------------    ----------------------------
                       Fort Lauderdale, FL                48         Insurance
                        -------------------------   --------------    ----------------------------
                       Lexington, KY                      48         Financial/Publishing
                        -------------------------   --------------    ----------------------------
                       Philadelphia, PA                   48         Insurance
                        -------------------------   --------------    ----------------------------
                       Trevose, PA                        48         Financial
                        -------------------------   --------------    ----------------------------
                       Christiana, DE                     40         Insurance
                        -------------------------   --------------    ----------------------------
                       Newark, DE                         40         Insurance
                        -------------------------   --------------    ----------------------------
                       Parkersburg, WV                    40         Insurance/Financial
 --------------------   -------------------------   --------------    ----------------------------
ICT TeleResponse       Drexel Hill, PA                   160         Consumer Inbound
 --------------------   -------------------------   --------------    ----------------------------
ICT TeleProfessional   Langhorne, PA                      96         Computer/Pharmaceutical
 --------------------   -------------------------   --------------    ----------------------------
                       Saint John, New Brunswick,         80         Bilingual
                       Canada                                        English/French
International           -------------------------   --------------    ----------------------------
  TeleServices         Dublin, Ireland                    80         Multilingual Pan-European
                        -------------------------   --------------    ----------------------------
                                                          64         Bilingual
                       Miami, FL                                     English/Spanish
 --------------------   -------------------------   --------------    ----------------------------
ICT Research Services  Bethlehem, PA                      48         Market Research
                        -------------------------   --------------    ----------------------------
                       Langhorne, PA                      48         Market Research
 --------------------   -------------------------   --------------    ----------------------------
Smartline              Buffalo, NY                       152         Telebanking
 --------------------   -------------------------   --------------    ----------------------------
 TOTAL                                                  1,648
 --------------------   -------------------------   --------------    ----------------------------

Target Industries

   ICT's domestic sales force is assigned to specific industry sectors, which enables its sales personnel to develop in-depth industry and product knowledge. They are supported by sales specialists resident within ICT's business units. Many of the industries that ICT serves are undergoing deregulation and consolidation, which provides the Company with additional growth opportunities as businesses search for low cost solutions for their marketing, sales and customer support needs. In 1995, business within the insurance and financial services industries accounted for a majority of the Company's revenues. The industries targeted by the Company and the principal services provided are described below.

   Insurance

   ICT works with large consumer insurance companies and their agents, marketing and providing customer support services for products such as life, accident, health and property and casualty insurance. The Company's insurance group operates in six dedicated call centers and in 1995, the Company sold approximately 1.2 million insurance policies on behalf of its clients. ICT employs more than 270 agents collectively holding over 4,000 state insurance licenses. The Company has a full-service agent licensing and continuing education department, which enables its agents to obtain licenses in 46 states and to maintain their compliance with insurance regulations. Key clients include MMIG, J.C. Penney Life Insurance Company, Providian and Union Fidelity Life Insurance Company.

   Financial Services

   ICT provides banks and other financial services clients with a wide range of services, including cardholder acquisition, active account generation, account balance transfer, account retention and customer service. ICT has dedicated three call centers to these activities within its ICT TeleDirect operations and utilizes six additional call centers as necessary. With the Smartline acquisition in 1995, ICT began offering "virtual" banking services, such as marketing and servicing home equity loans, lines of credit, loan-by-phone, checking and deposit account acquisition, credit and debit cards, mortgage loans and other traditional banking products. Smartline provides consulting and telebanking services to financial services clients from its dedicated inbound/outbound call center in Buffalo, New York. Among ICT's key financial services clients are Citibank, Advanta, MBNA and Summit Bancorp.

   Publishing

   ICT provides services such as subscription sales, subscription renewals, book club membership sales and customer service to clients in the publishing industry. ICT's program management professionals with publishing experience also develop custom programs for clients to aid in their marketing and sales efforts. The publishing division clients are supported in ICT's TeleDirect, TeleResponse and TeleProfessional call centers. ICT's primary publishing clients include TV Guide, Bertelsmann Music Group and D & B Marketplace.

   Telecommunications

   ICT provides telemarketing programs for major telecommunications companies for long distance, cellular and cable products and services, as well as regional telecommunications companies marketing advanced telephone features. Through ICT TeleResponse, the Company is able to offer a range of services, including customer service, sales and survey campaigns. Within the telecommunications industry, ICT presently provides services to MCI.

   Consumer Products and Services

   ICT services its catalog and other consumer products and services clients through new customer acquisition, customer service and order entry applications, supporting inbound calls 24 hours per day and 365 days per year. ICT has established advanced call center capabilities to capture customers' orders and to make sales to these customers. During critical buying seasons, ICT provides clients with added capacity and a scalable work force on a variable cost basis. The consumer products and services clients are supported in ICT's TeleResponse center. Clients in this category include The Franklin Mint, Blair Corporation and the United States Army.

   Pharmaceuticals and Health Care Services

   Leveraging ICT's insurance market position into the managed care industry, the Company, through its ICT TeleProfessional division, serves pharmaceutical manufacturers, medical advertising agencies, hospitals and other health care related suppliers, using telemarketing services for the sale and marketing of products to both health care professionals (hospitals, physicians, pharmacists and nurses) and health care consumers (patients and prospective patients). The applications consist of business-to-business, business-to-professional and business-to-consumer, utilizing inbound and outbound services to sell products, to conduct market research, develop marketing databases and provide customer service. Clients in this category, in addition to SmithKline Beecham and several other multinational pharmaceutical companies, include Greater Atlantic Health Service.

   Computer Software and Hardware

   ICT provides sophisticated marketing resources for both outbound and inbound applications on behalf of clients in the computer software and hardware industries. Outbound applications include new customer acquisition, customer retention and lead generation. Inbound applications include customer service, first-level customer technical support and the sale of personal computer-related products. ICT's clients frequently integrate outbound and inbound call campaigns, seeking to achieve favorable compounding results. Key computer industry clients include Sun Microsystems, Alpha Software, ON Technology and Decision Data.

TECHNOLOGY

   ICT invests heavily in system and software technologies designed to improve call center productivity, thereby lowering the effective cost per call made or received, and to improve sales and customer service effectiveness by providing its sales and service representatives with real-time access to customer and product information. Since January 1993, the Company has invested over $7.8 million in information and communications systems and software enabling it to be an industry leader in state of the art call center technology. ICT believes it was the first fully automated teleservices company and the first to implement predictive dialing equipment, which the Company believes is now deemed essential by the teleservices industry in handling consumer outbound telemarketing. ICT realizes significant cost savings through the use of innovative call handling technology, automatic call distributors ("ACD") and advanced scripting software, all of which optimize agent utilization. A predictive dialing system is an integrated computer and telephone switch that is used to dial a pre-programmed list of customers. The system will detect when a customer answers the call and will immediately transfer the call and the appropriate data to an available agent. An ACD is a phone switch that accepts an inbound call from the public network and routes that call to the most advantageous, available resource to handle the call. Scripting software is used in call centers to provide the agent with the appropriate information to use during the call and to specify the content and sequence of the information captured from the customer.

   The Company utilizes a scalable set of UNIX processors to support its outbound and inbound call center operations. The term scalable in the computer industry generally means that a system or product line is configured to work cost-effectively at both low and high volume. The Company migrated to an open systems environment to take advantage of the diversity of software and hardware available for use with this technology. Dedicated UNIX processors are used at each inbound call center while predictive dialing systems, networked to UNIX processors at the Company's corporate data center, are used at each outbound call center. The predictive dialing systems support local call and data management: the UNIX processors provide centralized list management, data consolidation, report generation and interfaces with client order processing systems.

   ICT's proprietary CTMS telemarketing software is used to prepare outbound and inbound scripts, manage, update and reference client data files, collect statistical transaction and performance data and assist in the preparation of internal and client reports. Service agency clients have changing needs that require a flexible operating system, such as CTMS, which is easily customizable and has the ability to interface with a variety of proprietary data bases and software systems. Current CTMS enhancement projects scheduled for completion in 1996 will expand the range of platforms upon which it runs, streamline the creation of client telephone marketing scripts and enable the Company to integrate telemarketing systems obtained through acquisitions and to interface with client systems.

   ICT has recently developed advanced call blending telephone marketing software for use on its inbound ACD switches and UNIX-based processors and plans to test similar software currently under commercial development. The Company intends to take advantage of the benefits of call blending technology, which provides dynamic call-by-call allocation of both outbound and inbound calls within the same system and enables inbound agents to achieve the higher productivity levels normally associated with outbound call centers using predictive dialing systems. This technology is particularly appropriate for direct marketing programs that require integration of outbound and inbound call handling and real-time data base updates.

QUALITY ASSURANCE

   ICT emphasizes quality service and extensive employee training as a way to compete effectively and invests heavily in quality assurance personnel and practices. ICT's quality assurance department is responsible for the development and enforcement of call center policies and procedures, the selection and training of telephone service representatives, the training and professional development of call center management personnel, monitoring of calls and verification and editing of all sales. Through the Company's quality assurance department, both the Company and its clients are able to perform real time on-site and remote call monitoring to maintain quality and efficiency. Sales confirmations are recorded (with the customer's consent) in order to verify the accuracy and authenticity of transactions. Additionally, ICT is able to provide to its clients immediate updates on the progress of an ongoing telemarketing effort. Access to this data allows ICT and its clients to identify potential campaign shortfalls and to immediately modify or enhance a telemarketing effort. The Company's commitment to providing quality service is further illustrated by its current effort toward compliance with ISO 9002 standards, which are administered by the International Organization for Standardization and represent an international consensus on the essential features of a quality system to ensure the effective operation of a business. In 1995, the Company's systems and operations departments examined the ISO 9002 standards and evaluated the process required for ISO 9002 registration. The systems and operations departments are currently in the process of reviewing and documenting the quality procedures required for ISO 9002 certification. Upon completion of this initial process, the Company intends to complete the manuals required for certification. The Company plans to implement the ISO 9002 standards both domestically and internationally.


PERSONNEL AND TRAINING

   Management believes that a key driver of ICT's success is the quality of its employees. The Company tailors its recruiting and training techniques toward the industries it serves. All service representatives receive a detailed review of each program in which they are to participate along with training regarding the background, structure and philosophy of the client that is sponsoring the program.

   As is typical in the telemarketing industry, over 90% of the Company's service representatives are part- time employees. As of March 31, 1996, ICT employed 2,925 persons, of which more than 2,600 were service representatives. None of ICT's employees is represented by a labor union. The Company considers its relations with its employees to be good.

CLIENTS

   The Company generally operates under month-to-month contractual relationships with its clients. The pricing component of a contract often comprises an initial fee, a base service charge and separate charges for ancillary services. Service charges are usually based upon an hourly rate for outbound calls and per-minute rates for inbound calls. On occasion, the Company performs services for which it is paid commissions based on completed sales under contracts terminable by the Company with 30 or fewer days notice.

   ICT targets those companies which it believes have the greatest potential to generate recurring revenues based on their ongoing direct sales and customer service needs. Many of ICT's current clients have sizable in-house telemarketing operations, and the Company often competes against those in-house operations for the client's business. At March 31, 1996, ICT provided direct sales and customer service to approximately 160 clients. The Company's largest client in recent years has been MMIG, which accounted for approximately 43% of the Company's net revenues in 1995. No other client accounted for more than 5% of the Company's net revenues in 1995.

COMPETITION

   The telemarketing industry is intensely competitive and the Company's principal competition in its primary markets comes from large telemarketing service organizations, including MATRIXX Marketing Inc., SITEL Corporation, ITI Marketing Services, Inc., APAC TeleServices, Inc. and West Telemarketing Corporation. The Company competes with numerous independent telemarketing firms, many of which are as large as or larger than ICT, as well as the in-house telemarketing operations of many of its clients or potential clients. In addition, most businesses that are significant consumers of telemarketing services utilize more than one telemarketing firm at a time and reallocate work among various firms from time to time. A significant amount of such work is contracted on an individual project basis, with the effect that the Company and other firms seeking such business are required to compete with each other frequently as individual projects are initiated. Furthermore, the Company believes there is a trend among businesses with telemarketing operations toward outsourcing the management of those operations to others and that this trend may attract new competitors, including competitors that are substantially larger and better capitalized than ICT, into the Company's market.

GOVERNMENT REGULATION

   Telemarketing sales practices are regulated at both the federal and state level. The Federal Telephone Consumer Protection Act of 1991 (the "TCPA"), enforced by the Federal Communications Commission, imposes restrictions on unsolicited automated telephone calls to residential telephone subscribers. Under the TCPA, it is unlawful to initiate telephone solicitations to residential telephone subscribers before 8:00 a.m or after 9:00 p.m., local time at the subscriber's location, or to use automated telephone dialing systems or artificial or prerecorded voices to call certain subscribers. Additionally, the TCPA requires telemarketing firms to develop a written policy implementing a "do not call" list, including the training of its telemarketing personnel to comply with these restrictions. The TCPA creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations. Currently, the Company trains its service representatives to comply with the regulations of the TCPA and programs its call management system to avoid initiating telephone calls during restricted hours or to individuals maintained on the Company's "do not call" list.

   The Federal Trade Commission (the "FTC") regulates both general sales practices and telemarketing specifically. Under the Federal Trade Commission Act (the "FTC Act"), the FTC has broad authority to prohibit a variety of advertising or marketing practices that may constitute "unfair or deceptive acts and practices." Pursuant to its general enforcement powers, the FTC can obtain a variety of types of equitable relief, including injunctions, refunds, disgorgement, the posting of bonds, and bars from continuing to do business for a violation of the acts and regulations it enforces.

   The FTC also administers the Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 (the "TCFAPA"). Under the TCFAPA, the FTC has issued regulations prohibiting a variety of deceptive, unfair or abusive practices in telemarketing sales. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in telemarketing to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the telemarketer is calling, the purpose of the call, the nature of the goods or services offered and, if applicable, that no purchase or payment is necessary to win a prize. The regulations also require that telemarketers maintain records on various aspects of their business. The Company believes that it is in compliance with the TCPA and the regulations promulgated pursuant to the TCFAPA.

   Most states have enacted statutes similar to the FTC Act prohibiting unfair or deceptive acts and practices. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be cancelled within three business days. At least one state also prohibits telemarketers from requiring credit card payment, and several other states require certain telemarketers to obtain licenses, post bonds or submit sales scripts to the state's attorney general. Under these general enabling statutes, depending on the willfulness and severity of the violation, penalties can include imprisonment, fines and a range of equitable remedies such as consumer redress or the posting of bonds before continuing in business. Additionally, some states have enacted laws and others are considering enacting laws targeted directly at telemarketing practices. Most of these statutes allow a private right of action for the recovery of damages or provide for enforcement by state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees. There can be no assurance that any such laws, if enacted, will not adversely affect or limit the Company's current or future operations.

   The industries served by the Company's divisions are also subject to government regulation, and, from time to time, bills are introduced in Congress which, if enacted, would regulate the use of credit information. The Company generally requires its clients to indemnify ICT against claims and expenses arising with respect to the Company's services performed on its clients' behalf, and the Company has never been held responsible for regulatory noncompliance by a client. ICT and its employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product to be sold and to participate in regular continuing education programs, which currently are provided by the Company.

FACILITIES

   The Company's corporate headquarters are located in Langhorne, Pennsylvania in leased facilities consisting of approximately 29,500 square feet of office space rented under leases that expire in December 2000. The Company leases all of the facilities used in its call center operations, as well as office space in Chicago, Illinois, Boston, Massachusetts and London, England for its sales offices. With the exception of the facilities located in Philadelphia, Pennsylvania and Kearneysville, West Virginia, which are leased on a month-to-month basis, the leases for the Company's facilities expire generally between May 1996 and March 2001 and typically contain renewal options. The Company believes that its existing facilities are suitable and adequate for its current operations, but additional facilities will be required to support growth. The Company believes that suitable additional or alternative space will be available as needed on commercially reasonable terms.

LITIGATION


   From time to time, the Company is involved in litigation incidental to its business. In the opinion of management, no litigation to which the Company is currently a party is likely to have a material adverse effect on the Company's results of operations, financial condition or liquidity, if decided adversely to the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   As of May 1, 1996, the directors, nominee for director and executive officers of the Company were:

   Name                Age   Position
 ------------------   -----   --------------------------------------------------------
  John J. Brennan .    52    Chairman, President, Chief Executive Officer and Director
  Donald P. Brennan    55    Vice Chairman and Director
  Bernard Somers  .    47    Nominee for Director
  John L. Magee  ..    42    Executive Vice President, Operations and President of ICT
                               TeleServices
  John D. Campbell .   40    Senior Vice President, Sales and Marketing and President
                               of ICT Direct
  Maurice J. Kerins    42    Senior Vice President, Systems and Technology
  Robert F. Small .    44    Senior Vice President, Corporate Planning and Development
  Carl E. Smith  ..    48    Senior Vice President, Finance and Administration,
                              Chief Financial Officer, and Secretary


   John J. Brennan has served as the Company's Chairman, President and Chief Executive Officer and as a director since April 1987 when he managed the buyout of ICT's predecessor company, International Computerized Telemarketing, Inc., from Decision Industries Corporation ("DIC"). Mr. Brennan was employed by DIC from May 1983 to March 1987 and over that period served as Vice President of Product Marketing, Vice President of Corporate Planning and Business Development and President of its subsidiary, International Computerized Telemarketing.

   Donald P. Brennan has served as a Vice Chairman and director of the Company since April 1987. He has been an Advisory Director of Morgan Stanley & Co. Incorporated since February 1996. Prior to that time, Mr. Brennan was a Managing Director and Head of the Merchant Banking Division of Morgan Stanley & Co. Incorporated since 1986, and also has served as Chairman of Morgan Stanley Capital Partners III, Inc., Chairman of Morgan Stanley Leveraged Equity Fund II, Inc., Chairman of Morgan Stanley Venture Partners and a director of Morgan Stanley & Co. Incorporated. Mr. Brennan currently serves as a director of Fort Howard Corporation, Jefferson Smurfit Corporation and SITA Telecommunications, N.V.

   Bernard Somers has been nominated to become a member of the Company's Board of Directors and will become a director upon the completion of this offering. Since 1988, Mr. Somers has been a partner of Somers & Associates, Chartered Accountants, located in Dublin, Ireland. Mr. Somers currently serves as a director of Eurotel Marketing Limited, a subsidiary of the Company, and Commerzbank Europe (Ireland) Ltd.

   John L. Magee has served as the Company's Executive Vice President, Operations since January 1994 and has been the President of ICT TeleServices since January 1996. From November 1987 to January 1994, he served as Senior Vice President, Operations of the Company.

   John D. Campbell has served as President of ICT Direct since January 1994 and as Senior Vice President, Sales and Marketing since January 1990. ICT Direct is a sales and marketing division of the Company that supports all ICT TeleServices operations with respect to the insurance, financial services and pharmaceutical and health care services industries.

   Maurice J. Kerins has served as the Company's Senior Vice President, Systems and Technology since April 1991 and as the Company's Vice President, Systems and Technology from November 1988 to April 1994.

   Robert F. Small has served as the Company's Senior Vice President, Corporate Planning and Business Development since April 1995. From January 1993 to April 1995, he served as the Company's Vice President, Client Services, and from January 1987 to January 1993, he served as the Company's Vice President, Finance.

   Carl E. Smith joined the Company as Senior Vice President, Finance and Administration and Chief Financial Officer in October 1994 and was elected Secretary of the Company in 1995. From April 1992 to October 1994, he was employed by DNA Plant Technology Corporation, an agricultural biotechnology company, where he served as Vice President of Finance. From April 1990 to April 1992, Mr. Smith was employed by Envirosafe Service, Inc., a hazardous waste management company, where he served as Vice President of Finance and Chief Financial Officer.

   John J. Brennan and Donald P. Brennan are brothers.

DIRECTORS; COMMITTEES


   The Board of Directors is divided into three classes. Each class holds office until the third annual meeting for the election of directors following the election of such class, except that the initial terms of the Class I, Class II and Class III directors expire in 1997, 1998 and 1999, respectively. John J. Brennan is a Class I director, Bernard Somers will be a Class II director, and Donald P. Brennan is a Class III director. Although the Company's Board of Directors intends to appoint an additional independent director within 90 days after the completion of this offering, the Company does not currently have a candidate to fill the position.


   The Board of Directors intends to establish a Compensation Committee and an Audit Committee. The Compensation Committee will determine salaries and bonuses and other compensation matters for officers of the Company, determine employee health and benefit plans, and administer the Company's stock option plans. The Audit Committee will recommend the appointment of the Company's independent public accountants and will review the scope and results of audits, internal accounting controls and tax and other accounting related matters.

   Officers of the Company are elected by the Board of Directors and serve at the discretion of the Board.

COMPENSATION OF DIRECTORS

   Following the completion of this offering, the independent directors will be paid directors' fees of $2,000 for each quarterly Board meeting attended and $500 for each special Board meeting attended and each committee meeting attended. In addition, directors will be reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

   Under the Company's 1996 Non-Employee Directors Plan, each independent director owning less than 10% of the outstanding capital stock of the Company will, upon initial election to the Board, receive an option to purchase 1,000 shares of Common Stock. The options will be fully vested and immediately exercisable, will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will expire ten years after the date of grant. Mr. Somers, nominee for director, will receive a fully vested option to purchase 1,000 shares of Common Stock upon the completion of this offering. In addition, each independent director owning less than 10% of the outstanding capital stock of the Company will be granted an option to purchase 1,000 shares of Common Stock on the date of each annual meeting; these options will vest in full one year after grant, will have an exercise price equal to the fair market value of the Common Stock on the date of grant and will expire ten years after issuance. See "Management-- Employee Benefit Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During its current and last completed fiscal years, the Company did not have a Compensation Committee of the Board of Directors. The compensation of the Company's executive officers for these periods was determined by John J. Brennan in consultation with the Board of Directors. See "Certain Transactions" for a description of certain transactions involving John J. Brennan and the Company. The Board of Directors intends to establish a Compensation Committee in the near future. The Committee will approve officer compensation matters, determine employee health and benefit plans, and administer the Company's stock option plans.

EXECUTIVE COMPENSATION

   Summary Compensation Table. The following table sets forth individual compensation paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company (the "Named Executive Officers") for all services rendered in all capacities to the Company during 1995:

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term Compensation
                                       Annual Compensation             Awards
                                    ------------------------    ----------------------
                                                                Securities Underlying      All Other
   Name and Principal Position         Salary       Bonus          Options/SARs(#)      Compensation(1)
 ---------------------------------   ----------   ----------    ----------------------   ---------------
John J. Brennan  .................    $307,000     $216,214                --               $20,402
 Chairman, President and Chief
  Executive Officer
John L. Magee  ...................    $129,904     $ 62,191                --               $ 5,365
 Executive Vice President,
  Operations and President of ICT
  TeleServices
John D. Campbell  ................    $127,817     $113,097            22,500               $ 5,388
 Senior Vice President, Sales and
  Marketing and President of ICT
  Direct
Maurice J. Kerins  ...............    $109,807     $ 61,300            22,500               $ 4,370
 Senior Vice President, Systems and
  Technology
Carl E. Smith  ...................    $100,000     $ 25,276            22,500               $   452
 Senior Vice President, Finance and
  Administration, Chief Financial
  Officer, and Secretary

- ------
(1) Includes: (i) Company contributions of $4,620, $4,562, $4,620, and $4,064 to the Company's 401(k) tax-qualified employee savings and retirement plan on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell and Mr. Kerins, respectively; (ii) premiums paid by the Company in the amount of $1,152, $388, $343, $306, and $452 for group term life insurance on behalf of Mr. Brennan, Mr. Magee, Mr. Campbell, Mr. Kerins and Mr. Smith, respectively; and (iii) premiums paid by the Company in the amount of $14,630, $415 and $425 for life insurance on behalf of Mr. Brennan, Mr. Magee and Mr. Campbell, respectively.

   Option Grants. The following table sets forth certain information regarding stock options granted during the year ended December 31, 1995 to each of the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR

                                            Individual Grants
                     ---------------------------------------------------------------

                                                                                       Potential Realizable
                                                                                               Value
                      Number of        Percent of                                        at Assumed Annual
                      Securities     Total Options                                     Rates of Stock Price
                      Underlying      Granted to                                         Appreciation for
                       Options       Employees in     Exercise Price    Expiration        Option Term(3)
Name                    (#)(1)        Fiscal Year      Per Share(2)       Date(1)         5%          10%
- -----------------   ------------   ---------------    --------------   ------------   ---------   ---------
John J. Brennan  .          --           --                --                  --            --          --
John L. Magee  ...          --           --                --                  --            --          --
John D. Campbell .      22,500           15.4%            $ 1.02         12/31/04       $14,417     $36,537
Maurice J. Kerins .     22,500           15.4%            $ 1.02         12/31/04       $14,417     $36,537
Carl E. Smith  ...      22,500           15.4%            $ 1.02         12/31/04       $14,417     $36,537


- ------
(1) These options were granted under the Company's 1987 Stock Option Plan and have a term of ten years, subject to earlier termination in certain events related to the termination of employment or a change in control. The options vest in five equal annual installments commencing on the date of grant; provided, however, that in the event of an initial public offering, the options become fully vested.

(2) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(3) The potential realizable value is calculated based on the term of the option at the time of grant. Pursuant to rules promulgated by the Securities and Exchange Commission, stock price appreciation of 5% and 10% is based on the exercise price per share on the date of grant, which calculated assumed prices are less than the assumed initial public offering price, and assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. This table does not take into account any appreciation in the fair market value of the Common Stock from the date of grant to the date of this Prospectus. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other determined level.

   In January 1996, the Company granted options to purchase approximately 49,500 shares of Common Stock to certain employees of the Company, including options to purchase 22,500 shares of Common Stock to Carl E. Smith. These options were granted under the Company's 1987 Stock Option Plan, have an exercise price of $1.57 per share, have a term of ten years from the date of the grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in five equal annual installments commencing on the date of grant. In connection with the options granted in January 1996, the Company recorded $268,675 of deferred compensation for the difference between the deemed value per share for accounting purposes of $7.00 and the exercise price per share. The difference in the January 1996 deemed value of $7.00 per share and an assumed initial public offering price of $13.00 per share is due, in part, to the improved profitability for the quarter ended March 31, 1996 and the two call center management contracts entered into in May 1996.


   Year-End Values. The following table sets forth certain information regarding options held as of December 31, 1995 by each of the Named Executive Officers. None of the Named Executive Officers exercised options during the year ended December 31, 1995.

                        FISCAL YEAR-END OPTION VALUES

                                 Number of
                           Securities Underlying              Value of Unexercised
                            Unexercised Options               In-The-Money Options
                          at Fiscal Year-End (#)            at Fiscal Year-End($)(1)
                     --------------------------------   --------------------------------
Name                   Exercisable     Unexercisable     Exercisable     Unexercisable
 ------------------   -------------   ---------------    -------------   ---------------
John J. Brennan  ..           --              --                  --              --
John L. Magee  ....      360,000              --          $4,664,000              --
John D. Campbell  .      139,500          18,000           1,802,775        $215,660
Maurice J. Kerins .      139,500          18,000           1,802,915         215,660
Carl E. Smith  ....        4,500          18,000              53,915         215,660


- ------
(1) There was no public trading market for the Common Stock as of December 31, 1995. Accordingly, these values have been calculated on the basis of an assumed initial public offering price of $13.00 per share minus the applicable per-share exercise price.

   Replacement Options. In May 1996, the Company granted non-qualified options ("Replacement Options") to purchase an aggregate of 555,750 shares of the Company's Common Stock to those employees of the Company who held options to purchase stock of the Company that had been granted in 1987 and 1988 (the "Terminated Options") in replacement of such Terminated Options. Replacement Options have a per- share exercise price of $.04, in the case of options to purchase an aggregate of 546,750 shares, and $.06, in the case of options to purchase an aggregate of 9,000 shares, and expire five years from the completion of this offering but remain in effect despite termination of employment of an optionee (including upon death). Shares received upon the exercise of Replacement Options become eligible to be sold in five equal installments beginning on the first anniversary of the completion of this offering. Succeeding installments become eligible for sale on the second, third, fourth and fifth anniversaries. In the event of the dissolution, liquidation or merger or consolidation of the Company with another corporation where the Company is not the surviving corporation, the restrictions on the transfer of Replacement Options will automatically lapse.


EMPLOYMENT AGREEMENTS


   In May 1996, the Company entered into an employment agreement with John J. Brennan as President and Chief Executive Officer. The agreement is for a three-year term ending April 30, 1999 and renews automatically for successive three-year periods unless either party gives written notice of termination at least 180 days prior to the expiration date, unless earlier terminated as provided therein. The agreement provides for a base salary of $364,000, which shall be increased by a minimum of 5% each year but may not be decreased below the then current level. The Board, in its sole discretion, may award incentive bonuses in the form of cash and/or stock to Mr. Brennan, who will be eligible each year for a minimum bonus in an amount equal to his then current salary. If Mr. Brennan is terminated by the Company for other than willful misconduct, or terminates his employment for "good reason," then the Company shall maintain its obligations under the agreement through the later of (i) the expiration of the then current term of the agreement (or the expiration of the next renewal term if there are less than 180 days remaining in the current term and no notice of termination was given prior thereto), or
(ii) 24 months from the date of termination. Mr. Brennan may terminate his agreement for "good reason" upon 30 days' written notice if there has been a reduction in his salary or benefits, a substantial change in his duties or a change of control, defined as the decrease below 50% of the combined voting power of the Company's common stock by John J. Brennan and Donald P. Brennan and their children and grandchildren.


   In April 1987, the Company entered into employment agreements with John L. Magee, Maurice J. Kerins and Robert F. Small that provided for base salaries of $70,000, $55,000 and $45,000 per year, respectively. Each employment agreement provides that the employee's salary is to be reviewed annually by the Board of Directors. Messrs. Magee's, Kerins's and Small's current base salaries are $150,000, $115,000, and $95,000, respectively. Each employment agreement has an initial term of three years, but renews automatically each year for an additional one-year term unless either party to the agreement terminates prior to the end of the renewal term. Each of the agreements renewed automatically on April 1, 1996 for additional one- year terms. In addition to base salary, each agreement allows for discretionary bonuses to be paid by the Company. The Company may terminate the employment agreements described immediately above at any time, with or without cause. Each of the employment agreements contains severance provisions which, if triggered, entitle the employees to monthly severance payments in an amount equal to the affected employee's then-current monthly salary for a period of 12 months. The severance payments are triggered by the occurrence of any of the following events: termination of employment by the Company without cause, cessation of business operations in a business in which the employee is employed, a merger, consolidation or acquisition of the Company, the filing by the Company of a voluntary petition in bankruptcy or the filing of an involuntary petition in bankruptcy against the Company which is not dismissed within 60 days. In addition, if the employee terminates his employment upon 90 days prior written notice, in certain circumstances, the Company would be required to continue to provide the employee with his regular payments of base salary for a period of 90 days.

   In October 1987, John D. Campbell entered into an employment agreement with the Company that provided for a base salary of $43,200 per year. Mr. Campbell's employment agreement has an initial term of one year, but renews automatically each year for an additional one-year term unless either party terminates prior to the end of the renewal term. Mr. Campbell's employment agreement renewed automatically on

October 1, 1995 for an additional one-year term. Mr. Campbell, whose current base salary is $130,000, is eligible for discretionary bonuses from the Company.

   In October 1994, the Company entered into an employment agreement with Carl E. Smith that provided for a base salary of $100,000 per year. Mr. Smith's employment agreement had a term of one year. Pursuant to an amendment entered into by the Company and Mr. Smith as of October 1995, his employment agreement was extended for an additional one-year period and will renew automatically for consecutive one-year periods unless terminated within 90 days prior to the expiration of the then-current term. In addition to his base salary, which is currently $105,000, Mr. Smith is eligible for discretionary bonuses from the Company.

   The employment agreements discussed above contain non-tampering, non-disclosure, non-solicitation and confidentiality provisions. Although the employment contracts restrict the employee from interfering with the Company's current, former or potential customers, there is no provision restricting a terminated employee's ability to work for a competitor of the Company.

   Bernard Somers, a nominee for director, has served as a director of the Company's subsidiary, Eurotel, since September 1994. In connection with his service to Eurotel, Mr. Somers receives IRpounds sterling 1,000, or approximately $1,600, per meeting as compensation.

EMPLOYEE BENEFIT PLANS
401(K) PLAN

   The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company are eligible to participate in the 401(k) Plan. Employees may contribute from 1% to 15% of their pre- tax gross compensation (up to a statutorily prescribed annual limit of $9,240 in 1995) to the 401(k) Plan. The percentage elected by certain highly compensated participants may be required to be lower. The Company matches employee contributions in an amount equal to 50% of the employee's pretax contribution but subject to a maximum of 6% of the employee's eligible compensation contributed to the 401(k) Plan. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times. Employee participants may elect to invest their contributions in various established funds, which include fixed income, growth and equity funds.

1987 STOCK OPTION PLAN


   The ICT Group, Inc. 1987 Stock Option Plan (the "1987 Plan") was adopted by the Board and approved by the shareholders in April 1987. The 1987 Plan provides for grants of options to acquire shares of the Company's common stock ("Stock Options"). No additional Stock Options will be granted under the 1987 Plan after the completion of this offering.


   General. Subject to adjustment in certain circumstances as discussed below, the 1987 Plan authorizes up to 1,800,000 shares of Common Stock for issuance pursuant to the terms of the 1987 Plan. If and to the extent a Stock Option under the 1987 Plan expires, lapses or is terminated for any reason, the unexercised portion of such Stock Option may again be the subject of a Stock Option granted pursuant to the 1987 Plan.

   Administration of the 1987 Plan. The 1987 Plan is administered and interpreted by the Board of Directors; however, the Board may designate a committee of the Board to administer the 1987 Plan. The Committee or the Board in its administrative capacity with respect to the 1987 Plan is hereinafter referred to as the "Committee".

   Grants. Grants under the 1987 Plan may consist of (i) Stock Options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) nonqualified stock options that are not intended to so qualify ("NQSOs"). No additional grants will be made after the completion of this offering.

   Eligibility for Participation. Employees (including directors of the Company or the Company's parent or subsidiary within the meaning of section 424(e) or (f) of the Code ("Affiliate") and non-employee members of the Board of the Company and any Affiliate ("Non-Employee Directors") may receive grants of Stock Options ("Optionees"); provided, however, that ISOs may only be granted to employees. As of March 31, 1996, ten employees held Stock Options under the 1987 Plan and no Non-Employee Directors held any NQSOs. As of May 8, 1996, Stock Options for the purchase of 960,750 shares of Common Stock (872,302 shares after the completion of this offering) were outstanding under the 1987 Plan, including the Replacement Options.


   Terms and Conditions of Stock Options. The exercise price of any ISO granted under the 1987 Plan must be at least 100% of the fair market value of the underlying shares of Common Stock on the date of grant; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares posessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate, then the exercise price must be at least 110% of the fair market value of the underlying shares of Common Stock on the date the Stock Option is granted. The option price of an NQSO is determined by the Committee in its sole discretion and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant.


   The Committee may determine the term of each option; provided, however, that the exercise period for an ISO may not exceed ten years from the date of grant or five years from the date of grant if the Optionee on the date of grant owns directly or by attribution under Section 424(d) of the Code, shares posessing more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate and the exercise period for an NQSO may not exceed ten years and six months from the date of grant. An Optionee may pay the exercise price in cash or by such other mode of payment as the Committee may approve, including the delivery of shares of Common Stock held by the Optionee for more than one year.

   If an Optionee ceases to serve as employee of the Company or one of its subsidiaries for any reason other than disability, death or termination for cause, the Optionee's Stock Option will terminate three months following the date on which he or she ceases to serve. If the Optionee's service ceases due to the Optionee's death or disability, the Optionee's Stock Option will terminate one year following the date on which he or she ceases to serve. If the Optionee's service ceases due to termination by the Company for cause, as determined by the Committee, the Optionee's Stock Options will terminate immediately. However, in each case described above, the Committee may specify a different termination date with respect to an Optionee's Stock Option, but in no event later than the date of expiration of the option term.

   Amendment and Termination of the 1987 Plan. The Board may amend the 1987 Plan at any time; provided, however, that the Board may not amend the 1987 Plan to (i) change the class of employees eligible to receive ISOs under the 1987 Plan, (ii) extend the expiration date of the 1987 Plan, (iii) decrease the minimum option price of an ISO granted under the 1987 Plan or (iv) increase the maximum number of shares of Common Stock for which Grants may be made under the 1987 Plan (except as provided pursuant to the adjustment provision), without shareholder approval. The 1987 Plan will terminate on March 31, 1997.

   Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or other change in the number or class of issued and outstanding equity securities of the Company, the Committee may make adjustments to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

   Change of Control of the Company. The Committee may, in its sole discretion, accelerate the termination and/or exercisability provisions of any Stock Option in the event of a dissolution or liquidation of the Company or consummation of any transaction in which the Company is not the surviving or acquiring entity or in which the Company becomes an 80% or more owned subsidiary of another company.

EQUITY INCENTIVE PLAN

   The ICT Group, Inc. Equity Incentive Plan (the "Incentive Plan") was adopted by the Board and approved by the shareholders in December 1995. The Incentive Plan provides opportunities for designated key employees to acquire or increase their proprietary interest in the Company through the issuance of awards ("Awards") covering Equity Incentive Units ("Units") relating to the Company's common stock. No additional Units will be granted under the Incentive Plan after the completion of this offering.

   General. The Incentive Plan authorizes up to 270,000 Units for issuance pursuant to the terms of the Incentive Plan. If and to the extent Units under the Incentive Plan are forfeited under the terms of an Award, such Units will again be available for Awards under the Incentive Plan.

   Administration of the Incentive Plan. The Incentive Plan is administered and interpreted by the Board; however the Board may designate a committee of the Board to administer the Incentive Plan. The Committee or the Board in its administrative capacity with respect to the Incentive Plan is hereinafter referred to as the "Committee".

   Eligibility for Participation. All designated key employees, as determined by the Committee, in its sole discretion, are eligible to receive Awards. As of May 8, 1996, 113 employees were eligible to receive Awards under the Incentive Plan, and 159,300 Units were outstanding under the Incentive Plan.

   Terms and Conditions of Awards. Awards to designated key employees ("Grantees") under the Incentive Plan are subject to such terms and conditions as the Committee may determine. The number of shares of Common Stock to which an Award pertains, the purchase price, if any, which applies to the Award on a per unit basis and such other conditions as determined by the Committee are specified in the Award agreement. Each Grantee is fully vested in his or her Award; provided, however, the Units may not be exercised or redeemed by the Grantee prior to a public offering or a change of control, as described below. In addition, upon a finding by the Committee that the Grantee has breached his or her service contract, or has been engaged in disloyalty to the Company, such Grantee shall automatically forfeit all Units.

   Public Offering. Upon a public offering, each employee has the right, upon payment of the purchase price applicable to the Award, to receive a number of shares of Common Stock of the Company equal to the number of Units granted pursuant to the Award. All rights to exercise the Award terminate on the earliest to occur of (i) the 10th anniversary of the date of grant of the Award, (ii) any earlier termination date specified in the Award agreement, or
(iii) the 90th day following the employee's termination of employment. Transfers of Common Stock pursuant to an Award are contingent on the Grantee's grant of an irrevocable proxy, coupled with an interest, to such person as the Committee may, in its sole discretion, designate for the purpose of voting any such shares.

   Change of Control of the Company. In the event of a change of control that occurs prior to the Company's initial public offering, each holder of an Award who is also an employee will fully vest in his or her Award and, for purposes of such Grantee's rights to exercise under the terms of the Incentive Plan and the Award, will be considered an employee at all times thereafter. The Company may redeem all or any portion of a Grantee's Units in exchange for an amount equal to the excess, if any, of the per-share value of the Common Stock at the time of such redemption (as determined by the Committee) over the purchase price per Unit provided in such Award, multiplied by the number of Units redeemed.

   Amendment of the Incentive Plan. The Board may amend the Incentive Plan at any time; provided that the Board may not increase the maximum number of shares as to which Units may be granted without shareholder approval.

1996 EQUITY COMPENSATION PLAN

   The ICT Group, Inc. 1996 Equity Compensation Plan (the "Equity Compensation Plan") was adopted by the Board in May 1996, contingent upon the completion of this offering. The Equity Compensation Plan provides for grants of (i) stock options, (ii) restricted stock, (iii) stock appreciation rights and (iv) other awards that are valued in whole or in part by reference to, or are otherwise based on, the Company's Common Stock (collectively "Grants").

   General. Subject to adjustment in certain circumstances as discussed below, the Equity Compensation Plan authorizes up to 1,120,000 shares of common stock of the Company for issuance pursuant to the terms of the Plan. If and to the extent Grants under the Equity Compensation Plan expire or are terminated for any reason without being exercised, or the shares of Common Stock subject to a Grant are forfeited, the shares of Common Stock subject to such Grants again will be available for Grants under the Equity Compensation Plan.

   Administration of the Equity Compensation Plan. The Equity Compensation Plan is administered and interpreted by a Committee (the "Committee") of the Board consisting of two or more persons appointed by the Board from among its members, each of whom must be a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" as defined by section 162(m) of the Code.

   Grants. Grants to employees (including officers and directors) and consultants of the Company ("Grantees") under the Equity Compensation Plan may consist of (i) options intended to qualify as ISOs within the meaning of section 422 of the Code, (ii) NQSOs, (iii) restricted stock, (iv) stock appreciation rights ("SARs") or (v) other awards that are valued in whole or in part by reference to, or are otherwise based on, the Company's Common Stock.

   Eligibility for Participation. Grants may be made to any full-time employee (including officers and directors) and consultants of the Company. As of May 8, 1996, 290 employees were eligible for Grants under the Equity Compensation Plan. During any calendar year, no Grantee may receive Grants for more than 570,000 shares of Common Stock. As of May 8, 1996, no Grants had been made under the Equity Compensation Plan.

   Options. The option price of any ISO granted under the Equity Compensation Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant; provided, however, that if an ISO is granted to a Grantee who then owns, directly or indirectly, shares posessing more than ten percent of the total combined voting power of all classes of Stock of the Company, then the option price will be at least 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The option price of an NQSO is determined by the Committee in its sole discretion and may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant.

   The Committee may determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant or five years from the date of grant of an ISO if the Grantee on the date of grant owns, directly or indirectly, shares possessing more than ten percent of the total combined voting power of all classes of Stock of the Company. A Grantee may pay the option price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the Grantee (including Common Stock acquired in connection with the exercise of a stock option, subject to such restrictions as the Committee deems appropriate) and having a fair market value on the date of exercise equal to the option price or (iii) by a combination of the foregoing.

   If a Grantee ceases to serve as an employee, director or consultant of the Company or its subsidiaries for any reason other than disability, death or termination for cause, the Grantee's Stock Options will terminate 90 days following the date on which he or she ceases to serve. If the Grantee's service ceases due to the Grantee's death or disability, the Grantee's Stock Options will terminate one year following the date on which he or she ceases to serve due to such death or disability. If the Grantee's service ceases due to termination by the Company for cause, the Grantee's Stock Options will terminate immediately. However, in each case described above, the Committee may specify a different termination date with respect to a Grantee, but in no event later than the date of expiration of the option term.

   Restricted Stock. The Committee may make Grants of restricted stock. Shares may be issued for cash or other consideration, as the Committee determines. The number of shares of Common Stock granted to each Grantee shall be determined by the Committee. Grants of restricted stock will be made subject to such restrictions and conditions as the Committee may determine in its sole discretion, including restrictions on transferability (the "Restriction Period"). During the Restriction Period, if any, a Grantee will have the right to vote the shares subject to the Grant and the right to receive any regular cash dividends paid thereon, unless the Committee determines otherwise. If a Grantee's employment or service for the Company terminates, or in the event of the occurrence of certain other events determined by the Committee, the Grant will terminate with respect to all shares as to which the restrictions have not lapsed and those shares must be returned to the Company.

   Stock Appreciation Rights. The Committee may grant SARs alone or in tandem with any Stock Option. The base amount of an SAR will be the greater of (i) the exercise price of the related stock option, if any, or (ii) the fair market value of a share of Common Stock on the date of grant of the SAR, unless the Committee determines otherwise. Upon exercise of an SAR, a Grantee will receive the amount by which the fair market value of the Common Stock on the date of exercise exceeds the base amount of the SAR. A Grantee may elect to have such appreciation paid in cash or in shares of Common Stock of the Company, subject to Committee approval.

   Stock-Based Awards. The Committee may, subject to limitations under applicable law, grant to any Grantee other than a non-employee director, awards of Common Stock or cash equal to the value of shares of Common Stock as a bonus, subject to such conditions and restrictions, if any, as the Committee may determine in its sole discretion.

   Conditions of Grants. Unless the Committee determines otherwise, all Grants under the Equity Compensation Plan will be contingent upon the Grantee entering a voting trust agreement with respect to any shares issued pursuant to such Grant, in the form and manner prescribed by the Committee. No shares of Common Stock will be issued in connection with any Grant under the Equity Compensation Plan unless the Grantee participates in such voting trust or the Committee determines otherwise.

   Amendment and Termination of the Equity Compensation Plan. The Board may amend or terminate the Equity Compensation Plan at any time; provided, however, that, the Board must obtain shareholder approval of any amendments to the Equity Compensation Plan that (i) increase the aggregate number of shares of Common Stock for which Grants may be made hereunder, (ii) decrease the minimum exercise price specified by the Equity Compensation Plan in respect of ISOs, (iii) change the class of employees eligible to receive ISOs under the Equity Compensation Plan, (iv) increase the individual limit of shares of Common Stock for which Grants of options may be made to any single individual under the Equity Compensation Plan or (v) make any amendment that requires shareholder approval pursuant to Rule 16b-3 of the Exchange Act or 162(m) of the Code. If approved by the shareholders, the Equity Compensation Plan will become effective on the date the Company's Common Stock is first registered with the Securities and Exchange Commission pursuant to the Exchange Act and will terminate in May 2006, unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

   Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or combination or exchange of such shares, or merger, reorganization or consolidation in which the Company is the surviving corporation, or reclassification or other change in the par value of the Common Stock or by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class, the Committee may make adjustment to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

   Change of Control of the Company. Upon a change of control of the Company
(i) the Company will provide each Grantee with outstanding Grants written notice of such change of control, (ii) all outstanding stock options and SARs will automatically accelerate and become fully exercisable and (iii) the restrictions and conditions on all outstanding restricted stock and stock-based awards will immediately lapse. In addition, upon a change of control where the Company is not the surviving corporation, all outstanding stock options and SARs must be assumed or replaced with comparable options or rights by the surviving corporation; provided, however, that the Committee may (i) require that Grantees surrender their outstanding stock options and SARs in exchange for a payment by the Company, in cash or Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of Common Stock subject to the Grantee's outstanding stock options or SARs exceeds the option purchase price of the stock options or base amount of the SARs, as the case may be, and (ii) terminate any or all outstanding stock options and SARs at such time as the Committee deems appropriate.

1996 NON-EMPLOYEE DIRECTORS PLAN

   The ICT Group, Inc. 1996 Non-Employee Directors Plan (the "Directors Plan") was adopted by the Board in May 1996, contingent upon the completion of this offering. The Directors Plan provides for formula grants of NQSOs to members of the Board of Directors who are not employees of the Company ("Non-Employee Directors").

   General. Subject to adjustment in certain circumstances as discussed below, the Directors Plan authorizes up to 30,000 shares of common stock of the Company for issuance pursuant to the terms of the Plan. If and to the extent Grants under the Directors Plan expire or are terminated for any reason without being exercised, or the shares of Common Stock subject to a Grant are forfeited, the shares of Common Stock subject to such Grants again will be available for future Grants under the Directors Plan.

   Eligibility for Participation. Each Non-Employee Director who owns less than 10% of the outstanding stock of the Company is eligible to receive NQSOs under the Directors Plan. Upon the completion of this offering, one Non-Employee Director will be entitled to receive such options. No grants have been made under the Directors Plan to date, but Mr. Somers will receive a grant of an NQSO to purchase 1,000 shares of Common Stock upon the completion of this offering.

   Formula Grants. Pursuant to the Directors Plan, each Non-Employee Director who first becomes a member of the Board after the effective date of the Directors Plan will receive an NQSO to purchase 1,000 shares of Common Stock on the date he or she becomes a member of the Board. Such NQSOs will be 100% vested and immediately exercisable on the date of grant. Thereafter, on each date that the Company holds its annual meeting of shareholders, each Non-Employee Director in office immediately after the annual election of directors (other than Non-Employee Directors first elected at such meeting) will receive an NQSO to purchase 1,000 shares of Common Stock. The exercise price of all options granted pursuant to the Directors Plan must be equal to the fair market value of a share of Common Stock on the date of grant and the term of each such option will be ten years. Options granted annually to Non-Employee Directors pursuant to the Directors Plan shall become exercisable with respect to 100% of the shares on the first anniversary of the date of grant.

   If a Non-Employee Director ceases to serve as a Non-Employee Director of the Company or its subsidiaries for any reason other than becoming an employee of the Company, disability, death or termination for cause, the Non-Employee Director's NQSOs will terminate 90 days following the date on which he or she ceases to serve. If a Non-Employee Director's service ceases due to death or disability, the Non-Employee Director's NQSOs will terminate one year following the date on which he or she ceases to serve due to such death or disability. If a Non-Employee Director's service ceases due to termination by the Company for cause, the Non-Employee Director's NQSOs will terminate immediately.

   Amendment and Termination of the Directors Plan. The Board may amend or terminate the Directors Plan at any time provided, however, that the formula provisions of the Directors Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder. If approved by the shareholders, the Directors Plan will become effective on the date the Company's Common Stock is first registered with the Securities and Exchange Commission pursuant to the Exchange Act and will terminate in May 2006, unless terminated earlier by the Board or extended by the Board with approval of the shareholders.

   Adjustment Provisions. If there is any change in the number or kind of shares of Common Stock outstanding by reason of a stock dividend, recapitalization, stock split or combination or exchange of such shares, or merger, reorganization or consolidation in which the Company is the surviving corporation, or reclassification or other change in the par value of the Common Stock or by reason of any other extraordinary or unusual event affecting the outstanding Common Stock as a class, the Committee may make adjustment to reflect any increase or decrease in the number or kind of issued shares of Common Stock.

   Change of Control of the Company. Upon a change of control of the Company
(i) the Company will provide each Non-Employee Director with outstanding NQSOs written notice of such change of control and (ii) all outstanding NQSOs will automatically accelerate and become fully exercisable.

                             CERTAIN TRANSACTIONS


   Voting Trust Agreement. John J. Brennan, Donald P. Brennan and the Company have entered into a Voting Trust Agreement that terminates December 3, 2080 (the "Voting Trust Agreement"), with John J. Brennan and Donald P. Brennan as voting trustees. John J. Brennan and Donald P. Brennan contributed 4,284,000 shares and 4,018,752 shares, respectively, to the voting trust. All acts of the voting trustees under the Voting Trust Agreement must be by unanimous consent, although the agreement provides that the voting trustees will be present for purposes of constituting a quorum at any meeting of the shareholders, regardless of whether the shares subject to the Voting Trust Agreement are to be voted at the meeting. Upon the death, incompetence or resignation of John J. Brennan as a voting trustee, Donald P. Brennan shall have the right to (i) be the sole voting trustee if he becomes actively involved in the Company, which shall include, up to December 31, 1999, becoming Chairman and appointing a President and Chief Executive Officer, and thereafter holding the position of President and Chief Executive Officer, or
(ii) appoint a successor trustee if he does not become, or ceases to be, actively involved in the Company. Upon the death, incompetence or resignation of Donald P. Brennan as a voting trustee, John J. Brennan shall have the right to be the sole voting trustee.

   Shareholders' Agreement. John J. Brennan, Donald P. Brennan and the Company have entered into a Shareholders' Agreement that covers the shares included under the Voting Trust Agreement and any other shares that they may own (the "Shareholders' Agreement"). The Shareholders' Agreement prohibits the transfer of shares owned by John J. Brennan and Donald P. Brennan, without the consent of the other, except (i) pursuant to a public offering,
(ii) to certain family members and trusts therefor who agree to be bound by the Shareholders' Agreement, (iii) to the other party or the Company pursuant to rights of first refusal and (iv) to a third party if the first refusal rights have not been exercised.

   Voting Agreements. Each of the Company's employee optionholders has entered into a ten-year voting agreement (the "Voting Agreements") with the Company and John J. Brennan, the Chairman, President and Chief Executive Officer, pursuant to which each has agreed to vote all shares of Common Stock received by such individuals upon the exercise of options in the manner directed by Mr. Brennan. The Voting Agreements are binding on each of the optionholders' successors in interest. Mr. Brennan is required to release shares covered by the Voting Agreements if a shareholder intends to sell shares in the public market and completes the sale within 90 days of the release. Shares sold in the public market will thereafter not be subject to the Voting Agreements.


   Guaranties by John J. Brennan and Donald P. Brennan. In April 1996, the Company entered into an amended and restated loan agreement (the "Amended and Restated Loan Agreement") whereby the lender (the "Bank") (i) made available a $15,000,000 line of credit and a $3,500,000 equipment line of credit, (ii) advanced a $1.5 million short-term loan and (iii) revised the terms of two term loans previously advanced in the principal amounts of $1,350,000 and $1,000,000. John J. Brennan and Donald P. Brennan (collectively, the "Brennans") issued personal, unconditional guaranties to the Bank under which each jointly and severally guaranteed the repayment of the loans issued under the Amended and Restated Loan Agreement (the "Amended and Restated Guarantee"). The Amended and Restated Guarantee superseded and replaced entirely a guarantee agreement entered into between the Brennans and the Bank in connection with a loan agreement entered into between the Company and the Bank in September 1992. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Use of Proceeds."


   Loan to the Company by Donald P. Brennan. In March 1987, Donald P. Brennan loaned $100,000 to the Company at an interest rate of 12% per annum and was issued a promissory note (the "Brennan Note"). Principal repayments on the Brennan Note have been restricted by various loan agreements entered into by the Company. Under the terms of an Amended and Restated Subordination Agreement entered into in April 1996 in connection with the Amended and Restated Loan Agreement, the Company may make principal payments of up to $10,000 per month, in aggregate, on the Brennan Note and the Passage East Partnership Note described below. As of the date of this Prospectus, the outstanding principal balance of the Brennan Note remained $100,000. The Company believes that the terms of this loan are no less favorable to the Company than those which it could have received from unaffiliated parties.

   Loan to the Company by Passage East Partnership. In April 1987, Passage East Partnership, a New York general partnership in which the Brennans are the sole general partners, loaned $300,000 to the Com-pany at an interest rate of 12% per annum. The loan to the Company is evidenced by a promissory note executed in favor of Passage East Partnership (the "Passage East Partnership Note"). Like the Brennan Note, principal repayments on the Passage East Partnership Note are prohibited under the terms of various loan documents. However, from time to time, the Company's lenders have allowed principal repayments to Passage East Partnership. The Company made principal repayments of $30,000 in 1991, $20,000 in 1993, $50,000 in 1994 and $90,000 in 1996. As of the date of this Prospectus, the outstanding principal balance of the Passage East Partnership Note was $110,000. The Company believes that the terms of this loan are no less favorable to the Company than those which it could have received from unaffiliated parties.

   Loan to Shareholders. In April 1996, pursuant to the Amended and Restated Loan Agreement, the Bank advanced a line of credit to the Company in the principal amount of $1,500,000, with interest to accrue at the Bank's base rate of interest which was 8.25% at April 30, 1996. The Company, in turn, loaned $1,500,000 to the Brennans to satisfy their estimated income tax liability for the quarterly periods ending December 31, 1995, March 31, 1996 and June 30, 1996. The loan to the Brennans is evidenced by a promissory note executed by the Brennans (the "Shareholders' Note"), which does not bear interest, and is payable in full on or before November 30, 1996. Pursuant to the Amended and Restated Loan Agreement, the Shareholders' Note has been assigned to the Bank.

                      PRINCIPAL AND SELLING SHAREHOLDERS


   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 1, 1996, and as adjusted to reflect the sale by the Company of 2,411,552 shares of Common Stock offered hereby, by (i) each person known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each Named Executive Officer; (iv) all executive officers, directors and director nominees of the Company as a group; and (v) each Selling Shareholder. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares.


                                       Shares Beneficially                         Shares Beneficially
                                              Owned               Number of               Owned
                                      Prior to Offering(1)     Shares Offered       After Offering(1)
                                    ------------------------    --------------  ------------------------
Executive Officers, Directors
and Director Nominee                   Number       Percent                        Number       Percent
 ---------------------------------   -----------   ---------    --------------   -----------   ---------
John J. Brennan(2)(3)  ...........    9,383,202      93.1%             --        9,294,754       74.4%
Donald P. Brennan(2)  ............    8,302,752      92.3              --        8,302,752       72.2
Bernard Somers  ..................           --      --                --               --       --
John L. Magee(4)  ................      360,000       3.8          54,000          306,000        2.6
John D. Campbell(4)  .............      157,500       1.7           9,000          148,500        1.3
Maurice J. Kerins(4)  ............      157,500       1.7              --          157,500        1.4
Robert F. Small(4)  ..............      135,000       1.5          20,250          114,750         *
Carl E. Smith(4)  ................       27,000        *               --           27,000         *
All executive officers, directors and
  director nominees as a group (8
  persons)(3) ....................    9,383,202      93.1          83,250        9,294,754       74.4
Other Selling Shareholders
Dean J. Kilpatrick  ..............       23,400        *            3,375           20,025         *
Christopher J. Ungarino  .........       12,150        *            1,823           10,327         *


- ------
* Less than 1%.


(1) The number of shares of Common Stock deemed outstanding prior to this offering consists of 9,000,000 shares of Common Stock outstanding as of June 1, 1996. In addition, shares underlying options to purchase Common Stock that are exercisable as of June 1, 1996 or within 60 days thereafter, are deemed outstanding and to be beneficially owned by the persons holding such options for purposes of computing such persons' percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares deemed outstanding after this offering includes an additional 2,411,552 shares of Common Stock that are being offered for sale by the Company in this offering and an additional 88,448 shares to be issued upon the exercise by Selling Shareholders of certain options in connection with this offering.
(2) Includes 8,302,752 shares over which John J. Brennan and Donald P.
    Brennan share voting and dispositive power pursuant to the Voting Trust Agreement, as voting trustees, and the Shareholders' Agreement, of which John J. Brennan contributed 4,284,000 shares and Donald P. Brennan contributed 4,018,752 shares to the voting trust. John J. Brennan and Donald P. Brennan have granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock owned by them solely to cover over-allotments, if any. To the extent the Underwriters' over-allotment option is exercised, each of John J. Brennan and Donald P. Brennan will sell one-half of the total number of shares sold pursuant to such over-allotment option, in which case, upon the exercise of the option in full, the number of shares and percentage of Common Stock beneficially owned by John J. Brennan and Donald P. Brennan will be 8,919,754 (71.4%) and 7,927,752 (68.9%), respectively. The address of these shareholders is 800 Town Center Drive, Langhorne, PA 19047. See "Certain Transactions -- Voting Trust Agreement" and "-- Shareholders' Agreement."
(3) Includes 1,080,450 shares (992,002 after this offering) of Common Stock issuable pursuant to exercisable stock options over which John J. Brennan exercises voting control pursuant to the Voting Agreements and the terms of the Equity Incentive Plan.
(4) Consists of shares of Common Stock issuable pursuant to stock options exercisable upon the completion of this offering. Except for shares sold by Selling Shareholders, voting control over these shares is held by John
    J. Brennan pursuant to the terms of the Voting Agreements.

                         DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares Preferred Stock, par value $.01 per share. As of the date of this Prospectus, the Company had 4,500,000 shares of Series A Common Stock, 4,500,000 shares of Series B Common Stock and no shares of Preferred Stock outstanding. The Company's capital stock upon the completion of this offering is described below.

COMMON STOCK

   The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. If dividends are declared, whether payable in cash, property or securities of the Company, all holders of Common Stock are entitled to share equally in such dividends. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment has been made to the holders of shares of Preferred Stock, if any, for the full amount to which they are entitled, the holders of the shares of Common Stock are entitled to share equally in the assets available for distribution.

   All currently outstanding shares of Common Stock are, and upon issuance as set forth herein, the shares of Common Stock being sold by the Company will be, duly authorized, validly issued, fully paid and non- assessable.

PREFERRED STOCK

   The Board of Directors is authorized, without further action by the shareholders, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of Preferred Stock. The issuance of shares of Preferred Stock could adversely affect the voting power and other rights of holders of Common Shares. Because the terms of the Preferred Stock may be fixed by Board of Directors of the Company without shareholder action, the Preferred Stock could be issued quickly with terms designed to defeat a proposed takeover of the Company, or to make the removal of management of the Company more difficult. The authority to issue Preferred Stock or rights to purchase such stock could be used to discourage a change in control of the Company. Management of the Company is not aware of any such threatened transaction to obtain control of the Company, and the Board of Directors has no current plans to designate and issue any additional shares of Preferred Stock.

CERTAIN PROVISIONS THAT MAY HAVE AN ANTI-TAKEOVER EFFECT

   Provisions of the Company's Restated Articles of Incorporation (the "Articles") and Bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by the Board of Directors, including those made at a premium over the prevailing market price of the Common Stock held by shareholders.


   The Articles provide for a classified Board of Directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class, except that the initial terms of the three classes expire in 1997, 1998 and 1999, respectively. Any director may be removed for cause only upon the vote of the holders of the shares of Common Stock then entitled to vote.

   Additionally, the authority of the Board to issue Preferred
Stock and establish certain rights, preferences, privileges, limitations and other special rights without any further vote or action by the shareholders of the Company could have the effect of impeding or discouraging the acquisition of control of the Company in a transaction not approved by the Board of Directors.

   The Articles and the Bylaws further provide that (i) shareholders may act only at an annual or special meeting, and (ii) special meetings may be called only by the Chairman of the Board, the President or a majority of the Board of Directors.

   The Company's Bylaws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of proposed shareholder nominations of candidates must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected.

   These provisions are intended to encourage persons considering an acquisition or takeover of the Company to negotiate with the Board of Directors rather than pursue non-negotiated takeover attempts, even though such takeover might be desired by a majority of the shareholders. These provisions may also reduce the likelihood of a change in the management or voting control of the Company without the consent of the then incumbent Board of Directors.

   Subchapter F of Chapter 25 of the PBCL, which is applicable to the Company, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. In general, Subchapter F of Chapter 25 of the PBCL delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the Company. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing the Company's assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the Company. However, since each of Messrs. Brennan was a beneficial owner of shares entitled to greater than 20% of such votes prior to the date when the Company elected to be governed by such subchapter, neither would be deemed an interested shareholder.

   The foregoing description does not purport to be complete.

LIMITATION OF LIABILITY; INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The Company's Articles provide that, pursuant to and to the extent permitted by Pennsylvania law, the Company's directors shall not be personally liable for monetary damages for breach of any duty owed to the Company and its shareholders. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Pennsylvania law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving knowing violations of law, or for actions resulting in improper personal benefit to the director. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company's Bylaws provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Pennsylvania law, including some instances in which indemnification is otherwise discretionary under Pennsylvania law.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar for the Common Stock will be American Stock Transfer & Trust Company.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for the Common Stock of the Company. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock, making it more difficult for the Company to sell equity securities in the future at a time and price which it deems appropriate.

   Upon the completion of this offering, assuming no exercise of outstanding options other than options to purchase an aggregate of 88,448 shares of Common Stock to be exercised in connection with this offering (all of which shares are being offered and sold hereby), the Company will have outstanding 11,500,000 shares of Common Stock. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or registration under the Securities Act. The remaining 9,000,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities" as defined by Rule 144.

   In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least two years (or one year if the SEC's proposed amendments to Rule 144 become effective), including an "affiliate," as that term is defined in the Securities Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock (approximately 115,000 shares after the completion of this offering), or the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale, subject to certain requirements concerning availability of public information, manner of sale and notice of sale.

   In addition, affiliates must comply with the restrictions and requirements of Rule 144, other than the two-year holding period requirements, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least three years may resell such shares without compliance with the foregoing requirements.

   Although an aggregate of 9,000,000 shares of Common Stock will be eligible for public sale upon the completion of this offering, all of the Company's current shareholders have agreed not to sell or otherwise dispose of any such shares for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company.


   Upon the completion of this offering, there will be 872,302 and 159,300 shares of Common Stock subject to outstanding options under the 1987
Stock Option Plan and units under the Equity Incentive Plan, respectively, and 90,000 shares of Common Stock subject to a stock option granted outside of the 1987 Stock Option Plan. Substantially all of the outstanding options and units will be exercisable upon the completion of this offering. However, pursuant to the Underwriting Agreement, the Company has agreed not to file, at any time prior to the date 180 days from the date of this Prospectus, a registration statement under the Securities Act covering (i) 1,121,602 shares of Common Stock reserved for issuance under the Company's 1987 Stock Option Plan, Equity Incentive Plan and a stock option granted outside of the 1987 Stock Option Plan, (excluding 88,448 shares of Common Stock underlying options to be exercised by the Selling Shareholders in connection with this offering) and
(ii) 1,150,000 shares of Common Stock reserved for future issuance under the Company's 1996 Equity Compensation Plan and 1996 Non-Employee Directors Plan. The Company intends to file a Form S-8 registration statement covering a portion of such shares of Common Stock within one year from the date of this Prospectus. The shares registered under such registration statement will be available for resale in the open market upon the exercise of vested options, subject to Rule 144 volume limitations applicable to affiliates.

                                 UNDERWRITING

   The Underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC and Smith Barney Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company and the Selling Shareholders the numbers of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all such shares if any are purchased.

                                                                   Number of
             Underwriter                                             Shares
 -----------------------------------                               -----------
Robertson, Stephens & Company LLC. .
Smith Barney Inc.  .................

                                                                   -----------
  Total  ...........................                               2,500,000
                                                                   ===========

   The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not
in excess of $   per share. The Underwriters may allow, and such dealers may
re-allow, a concession not in excess of $   per share to certain other
dealers. After the initial public offering, the public offering price, concessions and reallowances to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover of this Prospectus.

   John J. Brennan and Donald P. Brennan have granted to the Underwriters an option, exercisable not later than 30 days from the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shares of Common Stock listed in such table, and Messrs. Brennan will be obligated, pursuant to such option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

   The Company, the Selling Shareholders and, if the Underwriters' over-allotment option is exercised, Messrs. Brennan, on the one hand, and the Underwriters on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   The Company, together with its directors, executive officers and all of the Selling Shareholders, who hold in aggregate all of the Company's presently outstanding Common Stock, have agreed not to offer, sell or otherwise dispose of any shares of Common Stock and any securities convertible or exchangeable for shares of Common Stock beneficially owned by them or any such securities hereafter acquired by them for a period of 180 days after the date of this Prospectus without the prior written consent of Robertson, Stephens & Company. See "Shares Eligible for Future Sale."

   The Representatives have advised the Company and the Selling Shareholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in such negotiations will be the prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives believe to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                LEGAL MATTERS

   The Common Stock being offered hereby is being passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Cooley Godward Castro Huddleson & Tatum, San Francisco, California.

                                   EXPERTS

   The financial statements of the Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            ADDITIONAL INFORMATION

   The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act, with respect to the securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and the regulations of the Commission thereunder. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can be obtained at prescribed rates. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                        ICT GROUP, INC. AND SUBSIDIARY
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                       Page
                                                                      --------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS  .........                     F-2

CONSOLIDATED BALANCE SHEETS  ......................                     F-3

CONSOLIDATED STATEMENTS OF INCOME  ................                     F-4

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY  ..                     F-5

CONSOLIDATED STATEMENTS OF CASH FLOWS  ............                     F-6

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  .......                     F-7

   After the common stock split and the change in the authorized number of common shares are effected, as described in Note 2 to the Consolidated Finacial Statements, we will render the following report.




                                          ARTHUR ANDERSEN LLP
                                          April 26, 1996


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To ICT Group, Inc.:

   We have audited the accompanying consolidated balance sheets of ICT Group, Inc. (a Pennsylvania corporation) and Subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ICT Group, Inc. and Subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

Philadelphia, Pa.

                        ICT GROUP, INC. AND SUBSIDIARY
                         CONSOLIDATED BALANCE SHEETS

                                                                         December 31,                     March 31, 1996
                                                               --------------------------------   ------------------------------
                                                                                                                    Pro Forma
                                                                     1994             1995            Actual         (Note 3)
                                                                --------------   --------------    -------------   -------------
                                                                                                           (unaudited)

                            ASSETS
CURRENT ASSETS:
   Cash .....................................................    $    10,630      $   447,206      $     3,398     $     3,398
   Accounts receivable, net of allowance for doubtful
     accounts of $600,691, $211,773 and $252,258 ............      6,598,519        8,980,632       10,730,177      10,730,177
   Receivable from related party ............................        185,929          132,977               --              --
   Grant receivable .........................................        449,397          537,049          647,046         647,046
   Prepaid expenses and other ...............................        231,338          333,933          640,661         640,661
                                                                --------------   --------------    -------------   -------------
        Total current assets ................................      7,475,813       10,431,797       12,021,282      12,021,282
                                                                --------------   --------------    -------------   -------------
PROPERTY AND EQUIPMENT:
   Communications and computer equipment ....................      7,966,175       11,265,657       12,372,074      12,372,074
   Furniture and fixtures ...................................        948,048        1,751,077        2,213,803       2,213,803
   Leasehold improvements ...................................        418,173          884,645        1,049,948       1,049,948
                                                                --------------   --------------    -------------   -------------
                                                                   9,332,396       13,901,379       15,635,825      15,635,825
   Less-Accumulated depreciation and amortization ...........     (5,286,827)      (7,038,754)      (7,574,977)     (7,574,977)
                                                                --------------   --------------    -------------   -------------
        Net property and equipment ..........................      4,045,569        6,862,625        8,060,848       8,060,848
                                                                --------------   --------------    -------------   -------------
OTHER ASSETS  ...............................................        522,862        1,186,321        1,335,588       1,335,588
                                                                --------------   --------------    -------------   -------------
                                                                 $12,044,244      $18,480,743      $21,417,718     $21,417,718
                                                                ==============   ==============    =============   =============
             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Borrowings on lines of credit ............................    $ 3,591,157      $ 6,201,152      $ 6,853,441     $ 6,853,441
   Current portion of long-term debt ........................        405,000          705,000          705,000         705,000
   Current portion of capitalized lease obligations .........        665,158          748,366          821,624         821,624
   Current portion of subordinated notes due to related
     parties.................................................           --            180,000          120,000         120,000
   Accounts payable .........................................      1,889,504        1,732,505        3,137,494       3,137,494
   Accrued expenses .........................................      1,386,774        2,044,500        2,408,307       2,408,307
   Payable to related party .................................             --               --           69,278          69,278
   Deferred revenues ........................................             --          421,209          389,707         389,707
   Deferred income taxes ....................................             --               --               --         144,000
   S corporation distribution payable to shareholders .......             --               --               --       2,450,000
                                                                --------------   --------------    -------------   -------------
        Total current liabilities ...........................      7,937,593       12,032,732       14,504,851      17,098,851
                                                                --------------   --------------    -------------   -------------
LONG-TERM DEBT  .............................................        641,250          761,250          585,000         585,000
                                                                --------------   --------------    -------------   -------------
CAPITALIZED LEASE OBLIGATIONS  ..............................        806,982        1,631,623        1,811,364       1,811,364
                                                                --------------   --------------    -------------   -------------
SUBORDINATED NOTES DUE TO RELATED PARTIES  ..................        300,000          120,000          120,000         120,000
                                                                --------------   --------------    -------------   -------------
DEFERRED INCOME TAXES  ......................................             --               --               --       1,042,000
                                                                --------------   --------------    -------------   -------------
MINORITY INTEREST IN CONSOLIDATED SUBSIDIARY  ...............         88,386           92,104          102,227         102,227
                                                                --------------   --------------    -------------   -------------
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDERS' EQUITY:
   Preferred stock, $.01 par value, 5,000,000 shares
     authorized, none issued  ...............................             --               --               --              --
   Common stock, $.01 par value, 40,000,000 shares
     authorized, 9,000,000 shares issued and outstanding at
     December 31, 1994 and 1995  ............................         90,000           90,000               --              --
   Class A common stock (voting), $.01 par value, 10,000,000
     shares authorized, 4,500,000 shares issued and
     outstanding at March 31, 1996  .........................             --               --           45,000          45,000
   Class B common stock (non-voting), $.01 par value,
     10,000,000 shares authorized, 4,500,000 shares issued
     and outstanding at March 31, 1996  .....................             --               --           45,000          45,000
   Additional paid-in capital ...............................        310,000          310,000          578,675         805,344
   Deferred compensation ....................................             --               --         (261,410)       (261,410)
   Retained earnings ........................................      1,868,853        3,438,912        3,862,669              --
   Cumulative translation adjustment ........................          1,180            4,122           24,342          24,342
                                                                --------------   --------------    -------------   -------------
        Total shareholders' equity ..........................      2,270,033        3,843,034        4,294,276         658,276
                                                                --------------   --------------    -------------   -------------
                                                                 $12,044,244      $18,480,743      $21,417,718     $21,417,718
                                                                ==============   ==============    =============   =============

       The accompanying notes are an integral part of these statements.

                        ICT GROUP, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF INCOME

                                                                                                 Three Months Ended
                                                    Year Ended December 31,                          March 31,
                                       -------------------------------------------------   -----------------------------
                                             1993             1994             1995            1995            1996
                                        --------------   --------------    --------------   ------------   -------------
                                                                                                    (unaudited)
NET REVENUES  .......................     $22,271,041      $34,123,378      $52,115,819      $9,293,555     $16,219,586
                                        --------------   --------------    --------------   ------------   -------------
OPERATING EXPENSES:
   Cost of services .................      12,746,644       19,593,123       28,638,687       5,210,173       8,767,130
   Selling, general and
     administrative .................       8,629,644       13,121,458       21,073,590       3,857,633       6,795,367
                                        --------------   --------------    --------------   ------------   -------------
                                           21,376,288       32,714,581       49,712,277       9,067,806      15,562,497
                                        --------------   --------------    --------------   ------------   -------------
        Operating income ............         894,753        1,408,797        2,403,542         225,749         657,089
INTEREST EXPENSE  ...................         325,319          510,586          833,483         164,198         233,332
                                        --------------   --------------    --------------   ------------   -------------
NET INCOME  .........................     $   569,434      $   898,211      $ 1,570,059      $   61,551     $   423,757
                                        ==============   ==============    ==============   ============   =============
PRO FORMA DATA (UNAUDITED) (Note 3):
   Historical net income ............     $   569,434      $   898,211      $ 1,570,059      $   61,551     $   423,757
   Pro forma provision for income
      taxes .........................         263,079          405,991          667,275          26,142         170,011
                                        --------------   --------------    --------------   ------------   -------------
   Pro forma net income .............     $   306,355      $   492,220      $   902,784      $   35,409     $   253,746
                                        ==============   ==============    ==============   ============   =============
   Pro forma net income per share ...     $       .03      $       .05      $       .09      $       --     $       .03
                                        ==============   ==============    ==============   ============   =============
   Shares used in computing pro
     forma net income per share .....       9,616,008        9,616,008        9,696,746        9,696,746      9,696,746
                                        ==============   ==============    ==============   ============   =============
   Supplemental pro forma net income
     per share ......................                                       $       .13                     $       .04
                                                                           ==============                  =============
   Shares used in computing
     supplemental pro forma net
     income per share ...............                                        10,732,625                      10,732,625
                                                                           ==============                  =============

       The accompanying notes are an integral part of these statements.

                        ICT GROUP, INC. AND SUBSIDIARY
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           Common Stock
                             -----------------------------------------------------------------------
                                  No designation               Class A                Class B
                             ------------------------   ---------------------  ---------------------
                                 Shares       Amount      Shares     Amount      Shares      Amount
                              ------------   --------    ---------   --------   ---------   --------
BALANCE,
  DECEMBER 31, 1992 .......     9,000,000    $ 90,000          --    $    --           --   $    --
  Net income  .............            --          --          --         --           --        --
                              ------------   --------    ---------   --------   ---------   --------
BALANCE,
  DECEMBER 31, 1993 .......     9,000,000      90,000          --         --           --        --
    Currency translation
     adjustment  ..........            --          --          --         --           --        --
    Net income ............            --          --          --         --           --        --
                              ------------   --------    ---------   --------   ---------   --------
BALANCE,
   DECEMBER 31, 1994 ......     9,000,000      90,000          --         --           --        --
    Currency translation
     adjustment  ..........            --          --          --         --           --        --
    Net income ............            --          --          --         --           --        --
                              ------------   --------    ---------   --------   ---------   --------
BALANCE,
   DECEMBER 31, 1995 ......     9,000,000      90,000          --         --           --        --
   Deferred compensation
     related to grants of
     stock options
     (unaudited)  .........            --          --          --         --           --        --
   Amortization of deferred
     compensation
     (unaudited)  .........            --          --          --         --           --        --
    Currency translation
     adjustment
     (unaudited)                       --          --          --         --           --        --
    Issuance of Class A and
     Class B common stock
     in exchange for all
     outstanding shares of
     common stock
     (unaudited)  .........   (9,000,0000)    (90,000)  4,500,000     45,000    4,500,000    45,000
    Net income (unaudited)             --          --          --         --           --        --
                              ------------   --------   ----------   --------   ---------   --------
BALANCE, MARCH 31,
   1996 (unaudited) .......            --    $     --   4,500,000    $45,000    4,500,000   $45,000
                              ============   ========   ==========   ========   =========   ========

                              Additional    Deferred                  Cumulative        Total
                               Paid-in      Compen-      Retained    Translation    Shareholders'
                               Capital       sation      Earnings     Adjustment       Equity
                              ----------   ----------    ----------   -----------   -------------

BALANCE,
  DECEMBER 31, 1992 .......    $310,000    $      --    $  401,208     $     --      $  801,208
  Net income  .............          --           --       569,434          --          569,434
                              ----------   ----------    ----------   -----------   -------------
BALANCE,
  DECEMBER 31, 1993 .......     310,000           --       970,642          --        1,370,642
    Currency translation
     adjustment  ..........          --           --            --       1,180            1,180
    Net income ............          --           --       898,211          --          898,211
                              ----------   ----------    ----------   -----------   -------------
BALANCE,
   DECEMBER 31, 1994 ......     310,000           --     1,868,853       1,180        2,270,033
    Currency translation
     adjustment  ..........          --           --            --       2,942            2,942
    Net income ............          --           --     1,570,059          --        1,570,059
                              ----------   ----------    ----------   -----------   -------------
BALANCE,
   DECEMBER 31, 1995 ......     310,000           --     3,438,912       4,122        3,843,034
   Deferred compensation
     related to grants of
     stock options
     (unaudited)  .........     268,675     (268,675)           --          --               --
   Amortization of deferred
     compensation
     (unaudited)  .........          --        7,265            --          --            7,265
    Currency translation
     adjustment
     (unaudited)                     --           --            --      20,220           20,220
    Issuance of Class A and
     Class B common stock
     in exchange for all
     outstanding shares of
     common stock
     (unaudited)  .........          --           --            --          --               --
    Net income (unaudited)           --           --       423,757          --          423,757
                              ----------   ----------    ----------   -----------   -------------
BALANCE, MARCH 31,
   1996 (unaudited) .......    $578,675    $(261,410)   $3,862,669     $24,342       $4,294,276
                              ==========   ==========    ==========   ===========   =============



       The accompanying notes are an integral part of these statements.

                        ICT GROUP, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         Year Ended December 31,             Three Months Ended March 31,
                                              --------------------------------------------   ----------------------------
                                                  1993           1994             1995           1995           1996
                                               -----------   -------------    -------------   -----------   -------------
                                                                                                      (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ..............................    $ 569,434     $   898,211     $ 1,570,059     $   61,551     $   423,757
   Adjustments to reconcile net income to
     net cash provided by (used in)
     operating activities--  ...............
     Minority interest in subsidiary's
       earnings ............................           --          17,307           3,718        (20,105)         10,123
     Depreciation and amortization  ........      798,429       1,242,951       1,877,133        354,582         556,450
     (Increase) decrease in--  .............
        Accounts receivable ................     (529,974)     (2,482,347)     (2,349,113)      (771,344)     (1,749,545)
        Prepaid expenses and other .........      (67,719)        (25,309)       (135,595)      (337,634)       (306,728)
        Receivable from related party ......           --        (185,929)         52,952          9,463         132,977
        Grant receivable ...................           --        (449,397)        (87,652)       (85,283)       (109,997)
        Other assets .......................      (25,008)        (61,646)         33,319       (161,634)       (156,494)
     Increase (decrease) in--  .............
        Accounts payable ...................     (141,466)      1,001,254         (50,128)      (127,726)      1,298,118
        Accrued expenses ...................      (75,413)        957,919        (246,795)       828,733         477,943
        Accounts payable to related party ..                           --              --             --          69,278
        Deferred revenue ...................           --              --         421,209        224,242         (31,502)
                                               -----------   -------------    -------------   -----------   -------------
          Net cash provided by (used in)
             operating activities ..........      528,283         913,014       1,089,107        (25,155)        614,380
                                               -----------   -------------    -------------   -----------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment .....     (686,854)       (960,700)     (2,372,873)      (692,226)     (1,259,380)
   Payments for business acquisitions ......           --        (486,168)       (468,487)            --              --
   Proceeds from repayment of note
     receivable from customer  .............       90,000          47,000              --             --              --
                                               -----------   -------------    -------------   -----------   -------------
          Net cash used in investing
             activities ....................     (596,854)     (1,399,868)     (2,841,360)      (692,226)     (1,259,380)
                                               -----------   -------------    -------------   -----------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on lines of credit .......      775,000         616,157       2,609,995      1,175,200         652,289
   Proceeds from long-term debt ............           --       1,350,000       1,000,000             --              --
   Proceeds from minority owner of joint
     venture ...............................           --          71,079              --             --              --
   Payments on long-term debt ..............     (300,000)       (928,750)       (580,000)      (101,250)       (176,250)
   Payments on capitalized lease
     obligations ...........................     (326,972)       (598,968)       (807,109)      (246,233)       (222,067)
   Payments on subordinated notes ..........      (20,000)        (50,000)             --             --         (60,000)
   Payments of deferred financing costs ....      (14,888)        (35,344)        (36,999)            --         (13,000)
                                               -----------   -------------    -------------   -----------   -------------
          Net cash provided by financing
             activities ....................      113,140         424,174       2,185,887        827,717         180,972
                                               -----------   -------------    -------------   -----------   -------------
EFFECT OF FOREIGN EXCHANGE RATE CHANGES
   ON CASH .................................           --           1,180           2,942         (1,277)         20,220
                                               -----------   -------------    -------------   -----------   -------------
NET INCREASE (DECREASE) IN CASH  ...........       44,569         (61,500)        436,576        109,059        (443,808)
CASH, BEGINNING OF PERIOD  .................       27,561          72,130          10,630         10,630         447,206
                                               -----------   -------------    -------------   -----------   -------------
CASH, END OF PERIOD  .......................    $  72,130     $    10,630     $   447,206     $  119,689     $     3,398
                                               ===========   =============    =============   ===========   =============



       The accompanying notes are an integral part of these statements.

                        ICT GROUP, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (INFORMATION AS OF MARCH 31, 1996 AND FOR THE THREE MONTHS
                 ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED)
1. BACKGROUND:

   ICT Group, Inc. was incorporated in Pennsylvania on March 20, 1987. Eurotel Marketing Limited ("Eurotel"), a 60%-owned joint venture, was incorporated in Dublin, Ireland in July 1994 (see Note 4). ICT Group, Inc. and Eurotel (collectively the "Company") provide multilingual marketing, management, and information research services for selected industries, including insurance and financial services, publishing, telecommunications, consumer products and services, pharmaceuticals, health care services and computer software and hardware.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 INTERIM FINANCIAL STATEMENTS

   The financial statements as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 are unaudited and, in the opinion of management of the Company, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for those interim periods. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.

 PRINCIPLES OF CONSOLIDATION

   The consolidated financial statements include the accounts of ICT Group, Inc. and Eurotel. All material intercompany balances and transactions have been eliminated. Pursuant to Statement of Financial Accounting Standards ("SFAS") No. 52, substantially all assets and liabilities of Eurotel are translated at the period-end currency exchange rate and revenues and expenses are translated at an average currency exchange rate for the period. The resulting translation adjustment is accumulated in a separate component of shareholders' equity.

 USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 REVENUE RECOGNITION

   The Company recognizes revenues on programs as services are performed, generally based on hours incurred. Amounts collected from customers prior to the performance of services are recorded as deferred revenues.

 PROPERTY AND EQUIPMENT

   Property and equipment are recorded at cost. Depreciation and amortization are provided over the estimated useful lives of the applicable assets using the straight-line method. The lives used are as follows:

 Communications and computer equipment  ....       5 years
Furniture and fixtures  ...................        5 - 7 years
Leasehold improvements  ...................        Lease  term


   Depreciation expense was $880,907, $1,184,683, $1,750,921, $343,082 and
$536,223 for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, respectively. Repairs and maintenance are charged to expense as incurred. Additions and betterments are capitalized. Gains or losses on the disposition of property and equipment are charged to operations.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  - (Continued)

   Equipment under capital leases included in property and equipment is $1,925,472 and $2,911,846, net of accumulated depreciation of $883,764 and $1,612,348, as of December 31, 1994 and 1995, respectively.

 OTHER ASSETS

                                                                          December 31,
                                                                  ---------------------------
                                                                      1994           1995
                                                                   -----------   ------------
Deposits  ......................................................    $287,565      $  308,582
Goodwill, net of accumulated amortization of $36,648 and $63,463
  (see Note 5) .................................................     122,723         833,051
Other  .........................................................     112,574          44,688
                                                                   -----------   ------------
                                                                    $522,862      $1,186,321
                                                                   ===========   ============

   Goodwill is amortized over 15 years on a straight-line basis. The Company evaluates the realizability of goodwill based on estimates of undiscounted future cash flows over the remaining useful life of the assets acquired. If the amount of such estimated undiscounted future cash flows is less than the net book value of the assets acquired, the assets are written down to the amount of the estimated discounted cash flows.

 ACCRUED EXPENSES

                                                     December 31,
                                        -------------------------------------
                                             1994                    1995
                                         -------------            ------------
Payroll and related benefits .            $  655,659              $  946,640
Telecommunications expense  ..               449,315                 407,879
Other  .......................               281,800                 689,981
                                         -------------            ------------
                                          $1,386,774              $2,044,500
                                         =============            ============

 INCOME TAXES

   The Company is an S Corporation for federal and certain state income tax reporting purposes and, accordingly, income is passed through to the shareholders and taxed at the individual level. The Company operates in certain states that do not recognize S Corporation status and, therefore, is subject to corporate income tax in those states. The Company reports certain income and expense items for income tax purposes on a basis different from that reflected in the accompanying financial statements. The principal differences relate to the use of the cash method of accounting and accelerated depreciation for tax purposes (see Note 3).

   Pro forma income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach for the accounting and financial reporting of income taxes (see Note 3).

 SUPPLEMENTAL CASH FLOW INFORMATION

   For the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996, the Company paid interest of $333,273, $498,846, $848,810, $168,610 and $224,976, respectively. Capital lease obligations of $531,498, $1,299,212 and $1,714,958 were incurred on equipment leases entered into in 1993, 1994 and 1995, respectively, and $188,884 and $475,066 for the three months ended March 31, 1995 and 1996, respectively.

 RECAPITALIZATION

   Immediately prior to or upon the effective date of the Company's initial public offering ("Offering") contemplated by this Prospectus, the Company will effect a nine-for-one stock split in the form of a stock dividend, reclassify its Class A common stock and Class B common stock as common stock, authorize 5,000,000 shares of undesignated preferred stock and increase its authorized common stock to 40,000,000 shares. All references in the accompanying financial statements to the number of common shares and per-share amounts have been retroactively restated to reflect the stock split.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  - (Continued)

 MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

   The Company is dependent on several large customers for a significant portion of its net revenues. In 1993, 1994 and 1995, one customer accounted for approximately 43%, 41% and 43% of net revenues, respectively. In 1993 and 1994, a different customer accounted for approximately 13% and 11% of net revenues, respectively. In 1993, 1994 and 1995, net revenues from customers within the insurance industry accounted for 58.5%, 58.1% and 46.2% of total net revenues, respectively, and customers within the financial services industry accounted for 18.5%, 14.1% and 22.3% of total net revenues, respectively. The loss of one or more of the Company's major customers or a downturn in the insurance or financial services industries could have a material adverse effect on the Company's business.

   Concentration of credit risk is limited to trade receivables and is subject to the financial condition of certain major customers. The Company does not require collateral from its customers.

 NEW ACCOUNTING PRONOUNCEMENT

   The Financial Accounting Standards Board has issued SFAS No. 123, "Accounting for Stock-Based Compensation." The Company is required to adopt this standard for the year ending December 31, 1996. The Company has elected to adopt the disclosure requirement of this pronouncement. The adoption of this pronouncement will have no impact on the Company's financial position or results of operations.

3. PRO FORMA INFORMATION (UNAUDITED):

 PRO FORMA BALANCE SHEET

   The pro forma balance sheet of the Company as of March 31, 1996 reflects
(1) the net deferred income tax liability which will be recorded by the Company as a result of the termination of its S Corporation status shortly before the effective date of the Offering (estimated at $1,186,000 as of March 31, 1996) and (2) a distribution payable to the shareholders of the Company of all taxed but undistributed S Corporation earnings (estimated at $2,450,000 as of March 31, 1996). The deferred income tax liability will represent the tax effect of the cumulative differences between the financial reporting and income tax bases of certain assets and liabilities as of the termination of S Corporation status, and will be recorded as additional income tax expense in the quarter in which the Offering is completed. The actual deferred income tax liability recorded will be adjusted to reflect the effect of operations of the Company for the period from April 1, 1996 through the termination of its S Corporation status. The actual amount distributed will also be adjusted to reflect the taxable income during that period, and any distributions made to the shareholders during that time period.

   The significant items comprising the Company's pro forma net deferred income tax liability as of March 31, 1996 are as follows:

 Current deferred income tax liabilities:
     Accruals and reserves not currently deductible for
        tax ...........................................          $   169,000
     Cash basis of accounting  ........................             (313,000)
                                                                 -------------
                                                                    (144,000)
                                                                 -------------
Non-current deferred income tax liabilities:
     Depreciation methods  ............................             (100,000)
     Cash basis of accounting  ........................             (942,000)
                                                                 -------------
                                                                  (1,042,000)
                                                                 -------------
          Net deferred income tax liability  ..........          $(1,186,000)
                                                                 =============

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

3. PRO FORMA INFORMATION (UNAUDITED):  - (Continued)

 PRO FORMA INCOME STATEMENT

   Shortly before the effective date of the Offering, the Company will terminate its status as an S Corporation and will be subject to federal and state income taxes thereafter. Accordingly, for informational purposes, the accompanying statements of income for the year ended December 31, 1995 and the three months ended March 31, 1996 include an unaudited pro forma adjustment for the income taxes which would have been recorded if the Company had not been an S Corporation, based on the tax laws in effect during the respective periods.

   The differences between the federal statutory income tax rate and the pro forma income tax rate for the year ended December 31, 1995 are as follows:

 Federal statutory tax rate  ................                           34.0%
State income taxes, net of federal benefit .                             6.4
Expenses not deductibe for tax purposes  ...                             2.1
                                                                       -------
                                                                        42.5%
                                                                       =======

 PRO FORMA NET INCOME PER SHARE

   Pro forma net income per share was calculated by dividing pro forma net income by the weighted average number of shares of common stock outstanding for the respective periods, adjusted for the dilutive effect of common stock equivalents, which consist of stock options, using the treasury stock method. Pursuant to the requirements of the Securities and Exchange Commission, common stock equivalents issued by the Company during the 12 months immediately preceding the Offering have been included in the calculation of the shares used in computing pro forma net income per share as if they were outstanding for all periods presented (using the treasury stock method and an estimated Offering price of $13.00 per share).

 SUPPLEMENTAL PRO FORMA NET INCOME PER SHARE

   Supplemental pro forma net income per share is based on the weighted average number of shares of common stock and common stock equivalents used in the calculation of pro forma net income per share plus the number of shares that would be required to be sold to fund the distribution to the shareholders of the Company of previously taxed but undistributed earnings (estimated at $2,450,000 as of March 31, 1996) and to repay the borrowing's on the lines of credit, the term debt due to the bank, capitalized lease obligations and the subordinated notes due to related parties ($11,016,429 in the aggregate as of March 31, 1996). Pro forma net income is increased by $496,673 and $139,043 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively, for the elimination of interest expense, net of tax, on the line of credit and term debt.

4. EUROTEL:

   In July 1994, the Company entered into an agreement with a subsidiary of R.R. Donnelley & Sons Company ("Donnelley") to form Eurotel, which provides telephone marketing and information services in Europe. The Company invested $106,619 for a 60% ownership interest. Eurotel had net revenues of $244,456 and $1,885,028 and net income of $43,268 and $2,342 in 1994 and 1995, respectively. The minority interest in the earnings of Eurotel of $17,307 in 1994 and $937 in 1995 are included in selling, general and administrative expenses on the accompanying statements of operations. As a result of billing arrangements for certain customers, the Company has either a receivable due from or a payable due to Donnelley.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

4. EUROTEL:  - (Continued)

   Eurotel is reimbursed by the Irish Industrial Development Authority ("IDA") for certain capital expenditures and operating expenses. The Company records a grant receivable for qualified expenditures made, but not yet reimbursed. Grants for employment, training costs and rent are recorded as a reduction in the corresponding expense and grants for capital expenditures are recorded as a reduction in the carrying amount of the related property and equipment. For the years ended December 31, 1994 and 1995 and the three months ended March 31, 1995 and 1996, the Company recorded $145,170, $260,013, $81,614 and $57,530, respectively, as expense reductions. The Company is required to maintain certain employment levels specified under the grants. If the Company fails to maintain these levels, a portion of the grant would be payable to the IDA for that portion of the employment targets not maintained.

   In January 1996, the Company entered into a memorandum of understanding for the purchase of Donnelley's 40% interest in Eurotel. The purchase price will be equal to the book value of Donnelley's minority interest at closing, which was $102,227 as of March 31, 1996.

5. ACQUISITIONS:

   In the first quarter of 1994, the Company acquired substantially all the fixed assets and customer lists of two telemarketing operations. Total consideration paid in connection with these acquisitions was $486,168, including transaction costs. Each of the acquisitions was accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired (goodwill) was approximately $131,000.

   On May 1, 1995, the Company acquired the fixed assets and assumed certain liabilities of the Smartline division of Nationar for $638,207, including transaction costs. The acquisition was accounted for using the purchase method of accounting. The total purchase price exceeded the fair value of the net assets acquired by $750,228, which has been recorded as goodwill. At December 31, 1995, accrued expenses included $169,720 of the purchase price which was paid in January 1996. If the acquisition of the Smartline division had occurred as of January 1, 1994, the Company's net revenues in 1994 and 1995 would have been approximately $40,866,000 and $54,375,000, respectively, and the effect on pro forma net income and pro forma net income per share would have been immaterial.

6. DEBT:

                                                                                       December 31,
                                                                                ---------------------------
                                                                                    1994           1995
                                                                                 -----------   ------------
     Term loan due to bank, interest at prime plus 0.5%, principal payments
        of $25,000 per month through September 1998 .........................  $        --     $  825,000
     Term loan due to bank, interest at prime plus 0.5%, principal payments
        of $33,750 per month through July 1997 ..............................    1,046,250        641,250
                                                                                 -----------   ------------
                                                                                 1,046,250      1,466,250
     Less- Current portion  .................................................     (405,000)      (705,000)
                                                                                 -----------   ------------
                                                                                $  641,250     $  761,250
                                                                                 ===========   ============
Future maturities of long-term debt are as follows at December 31, 1995:
     1996  .................................................................                   $  705,000
     1997  .................................................................                      536,250
     1998  .................................................................                      225,000
                                                                                               ------------
                                                                                               $1,466,250
                                                                                               ============

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

6. DEBT:  - (Continued)

   As of December 31, 1995, the Company was a party to loan agreements (the "Agreements") with a bank which provided for a line of credit and two term loans.

   The line bears interest at the bank's prime rate plus 0.5% (9.0% at December 31, 1995) and expires on June 30, 1996. The Company incurred interest expense of $161,624, $267,314 and $472,632 at average interest rates of 7.0%, 8.0% and 9.3% for the years ended December 31, 1993, 1994 and 1995, respectively. The highest outstanding borrowing during 1995 was $7,256,188. At December 31, 1994 and 1995, the Company had borrowed $3,354,157 and $5,581,188 under the line of credit, respectively. Borrowings under the line of credit are limited to 80% of eligible accounts receivable, as defined, and at December 31, 1995, there was 815,000 available under the line.

   The term loans and the line of credit are cross-collateralized and cross-defaulted. The Company may, at any time, fix the interest rate on the term loans at the bank's current fixed rate. If the fixed rate option is selected, any principal prepayments could be subject to penalties, as defined.

   Borrowings under the Agreements are secured by substantially all of the Company's assets and the outstanding common stock of the Company. In addition, the borrowings have been guaranteed by the shareholders. Under the more restrictive covenants of the Agreement, the Company is required to maintain certain financial ratios and a specified level of net worth, as defined, and payments of dividends, repurchases of stock, and repayments of the subordinated notes are limited (see Note 8).

   In April 1996, the Company entered into an Amended and Restated Loan Agreement with its bank, which provides for a $15.0 million line of credit, a $3.5 million equipment line of credit and a $1.5 million short-term loan. Borrowings on the line of credit are limited to 80% of eligible accounts receivable, as defined. The line bears interest at the bank's base rate, as defined, and expires on June 30, 1997. The equipment line of credit is to be used to finance 90% of the cost of equipment purchases. Individual borrowings must be at least $200,000 and, once drawn, become, at the option of the bank, three- to five-year term loans due in equal monthly installments. Borrowings under the equipment line bear interest at either the bank's base rate or a fixed rate set at the U.S. Treasuries Reference Rate plus 2.75%, at the option of the Company. If the fixed rate option is selected, any principal prepayments could be subject to penalties, as defined. The $1.5 million loan bears interest at the bank's base rate and is due on November 30, 1996. The proceeds from the loan were advanced by the Company to its shareholders in April 1996, in order to allow the shareholders to pay their 1995 and estimated 1996 income tax liabilities on the Company's taxable income.

   In 1994, Eurotel entered into loan agreements with a local bank that provided for a term loan of IRpounds sterling 325,000 and a line of credit of IRpounds sterling 200,000, both of which expired in September 1995. At December 31, 1994, Eurotel had no borrowings on the term loan and had borrowed approximately $237,000 on the line of credit. Interest on the line of credit is based upon the bank's prime rate. In December 1995, Eurotel entered into a new line of credit for IRpounds sterling 525,000. The Company had borrowed $619,964 as of December 31, 1995 on the line. Bank borrowings are guaranteed by the shareholders of Eurotel based upon their respective ownership interests.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

7. CAPITALIZED LEASE OBLIGATIONS:

   The Company leases certain equipment under capitalized leases. The Company's weighted average interest rate was 10.0% for the year ended December 31, 1995. Future minimum lease payments as of December 31, 1995 are as follows:

 1996  ...................................           $  962,420
1997  ....................................              748,485
1998  ....................................              505,607
1999  ....................................              427,816
2000  ....................................              240,370
                                                   ------------
Total minimum lease payments  ............            2,884,698
Less- Amount representing interest  ......             (504,709)
                                                   ------------
Present value of minimum lease payments ..            2,379,989
Less- Current portion  ...................             (748,366)
                                                   ------------
                                                     $1,631,623
                                                   ============

8. SUBORDINATED NOTES:

   Two notes totaling $300,000 at December 31, 1995 are due to a shareholder of the Company and a partnership in which the Company's two major shareholders are partners. The notes bear interest at 12%. All repayments are subject to bank approval (see Note 6). At December 31, 1995, the Company has both the ability and the intent of repaying $180,000 of the notes and, therefore, that amount has been classified as a current liability.

9. PROFIT SHARING PLAN:

   The Company maintains a trusteed profit sharing plan (Section 401(k) for all qualified employees, as defined. The Company matches six percent of the employee's contribution, however, it may also make additional contributions to the plan based upon profit levels and other factors. No such additional contributions were made in 1993, 1994 or 1995. Employees are fully vested in their contributions, while full vesting for the Company's contributions occurs upon death, disability, retirement or completion of five years of service. In 1993, 1994 and 1995, the Company's contribution was $71,996, $125,966 and $174,585, respectively. The plan's trustees are the management of the Company.

10. EQUITY PLANS:

   The Company has a stock option plan and an equity incentive plan which provide for the granting of options and the award of units to purchase Common Stock. As of March 31, 1996, 1,800,000 shares of common stock were reserved for issuance under these plans, of which 679,950 shares were available for future grants.

 STOCK OPTION PLAN

   The Company has a stock option plan that reserves up to 1,800,000 shares of Common Stock for issuance in connection with the exercise of incentive and nonqualified stock options. The options to be granted and the option prices are established by the Board of Directors or a committee composed of two or more of its members. All stock options are granted at prices not less than fair market value as determined by the Board or the committee, and are based on independent third party appraisals. Incentive and nonqualified stock options are exercisable for periods not to exceed ten years and ten years and six months, respectively, from the date of grant.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

10. EQUITY PLANS:  - (Continued)

   In April 1987, the Company issued outside the plan an option to purchase 90,000 shares at an exercise price of $.04 per share. This option vests upon a change in control of the Company, as defined, or upon an initial public offering of the Company's Common Stock. Upon the closing of the Offering contemplated herein, the option will vest, resulting in compensation expense of approximately $1,166,000 (based on an estimated offering price of $13.00 per share).

   Information with respect to all outstanding options is as follows:

                                                              Options Outstanding
                                                 --------------------------------------------
                                                                 Aggregate         Price
                                                    Shares         Price         Per Share
                                                  -----------   -----------    ---------------
Outstanding, December 31, 1992, 1993 and 1994 .      855,000     $ 38,140       $  .04 - $.06
  Granted (January 1995)  .....................      146,250      149,013            $1.02
                                                  -----------   -----------    ---------------
Outstanding, December 31, 1995  ...............    1,001,250      187,153       $  .04 - $1.02
  Granted (January 1996)  .....................       49,500       77,935            $1.57
                                                  -----------   -----------    ---------------
Outstanding, March 31, 1996  ..................    1,050,750     $265,088       $  .04 - $1.57
                                                  ===========   ===========    ===============

   At March 31, 1996, there were outstanding presently exercisable options to purchase an aggregate of 833,400 shares at exercise prices ranging from $.04
- - $1.57 per share, with an aggregate exercise price of $109,602.


   In January 1996, the Company issued options to employees and recorded deferred compensation for the difference between the deemed value per share for accounting purposes and the exercise price per share. The deferred compensation will be amortized over the vesting period.


 EQUITY INCENTIVE PLAN

   In December 1995, the Company adopted an Equity Incentive Plan which provides for the issuance of up to 270,000 Equity Incentive Units ("Units"). Upon vesting, each Unit allows the holder the right to purchase one share of Common Stock at a specified price. Units vest only upon a change in control of the Company, as defined, or upon an initial public offering of the Company's Common Stock. Units are exercisable for a period not to exceed ten years from the date of grant. In December 1995, the Company awarded 159,300 Units with a purchase price of $1.02 per Unit. Upon the closing of the Offering contemplated herein, the Units will vest, resulting in compensation expense of approximately $1,909,000 (based on an estimated offering price of $13.00 per share).

 EXTENSION OF OPTION TERMS; EXPECTED COMPENSATION EXPENSE


   In connection with the Offering, the Company will extend the exercise period for options to purchase an aggregate of 555,750 shares to 2001 and 2002, resulting in compensation expense of approximately $7,200,000 (based on an estimated offering price of $13.00 per share). In addition, as described above, the Units and the option to purchase 90,000 shares will vest upon the closing of this Offering. These transactions in the aggregate will result in approximately $10,275,000 of compensation expense which will be recorded in the quarter in which the Offering is completed. To the extent the offering price is higher or lower than $13.00 per share, the amount of compensation expense will be adjusted.

                        ICT GROUP, INC. AND SUBSIDIARY
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued) (Information as of March 31, 1996 and for the three months ended March 31, 1995 and 1996 is unaudited)

11. COMMITMENTS AND CONTINGENCIES:
   The Company leases facilities and certain equipment under operating leases. Rent expense was $1,229,000 in 1993, $1,744,872 in 1994, and $2,529,856 in
1995. Future minimum rentals for all operating leases are as follows:

1996  ..............................................      $2,173,773
1997  ..............................................       1,648,535
1998  ..............................................       1,269,675
1999  ..............................................       1,134,668
2000  ..............................................         783,160


   The Company enters into agreements with its telephone long distance carriers ranging from one to three years, which provide for, among other things, annual minimum purchases and termination penalties. The annual minimum purchases under such agreements total $3,450,000 in the aggregate.

   From time to time, the Company is involved in certain legal actions arising in the ordinary course of business. In the Company's opinion, the outcome of such actions will not have a material adverse effect on the Company's financial position, results of operations or liquidity.


   The Company has renewable employment agreements with six key executives with terms ranging from one to three years. The agreements provide for, among other things, severance payments ranging from six months to three years.

                                     LOGO

                                   ICT Group

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


   The following table shows all expenses of the issuance and distribution of the securities offered hereby, other than underwriting discounts and commissions:*


     Securities and Exchange Commission filing fee  ........         $ 12,849
     National Association of Securities Dealers, Inc. filing
        fee ................................................            4,226
     Nasdaq listing fee  ...................................           46,750
     Transfer agent's and registrar's fees  ................            5,000
     Printing expenses  ....................................          125,000
     Legal fees  ...........................................          200,000
     Accounting fees and expenses  .........................          230,000
     Blue sky filing fees and expenses (including counsel
        fees) ..............................................           15,000
     Miscellaneous expenses  ...............................          111,175
                                                                     ---------
       Total  ..............................................         $750,000
                                                                     =========


- ------
  *The Securities and Exchange Commission filing fee, National Association of Securities Dealers, Inc. filing fee and Nasdaq listing fee are exact. All other amounts are estimates. All of the above expenses will be paid by the Company.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


   The Underwriting Agreement, filed as Exhibit 1 hereto, provides that each of the Underwriters will indemnify the directors and officers of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act").


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


   Not applicable.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

   (a) Exhibits:

 Exhibit
Number         Description
- ------         -----------


1+             Form of Underwriting Agreement.

3.1+           Form of Articles of Incorporation.

3.2+           Bylaws.

5              Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

10.1+          ICT Group, Inc. 1987 Stock Option Plan, as amended.

10.2+          ICT Group, Inc. Equity Incentive Plan.

10.3+          ICT Group, Inc. 1996 Equity Compensation Plan.

10.4+          ICT Group, Inc. 1996 Non-Employee Directors Plan.

10.5+          Employment Agreement between John J. Brennan and the Company, dated May 8, 1996.

10.6+          Employment Agreement between Carl E. Smith and the Company, dated October 3, 1994, as amended.

10.7+          Employment Agreement between John L. Magee and the Company, dated April 1, 1987.

10.8+          Employment Agreement between John D. Campbell and the Company, dated October 1, 1987.

10.9+          Employment Agreement between Maurice J. Kerins and the Company, dated April 1, 1987.

10.10+         Employment Agreement between Robert F. Small and the Company, dated April 1, 1987.

                                     II-1

10.11+         Voting Trust Agreement among John J. Brennan, Donald P. Brennan and the Company, dated February
               2, 1996.

10.12+         Shareholders Agreement among John J. Brennan, Donald P. Brennan and the Company, dated February
               2, 1996.

10.13+         Form of Voting Agreement between the Company and certain option holders.

10.14+         Amended and Restated Loan Agreement between the Company and First Valley Bank, dated April 11, 1996.

10.15+         12% Promissory Note issued to Donald P. Brennan, dated March 31, 1987.

10.16+         12% Promissory Note issued Passage East Partnership, dated April 9, 1987.

10.17+         Amendment No. 1 to Voting Trust Agreement among John J. Brennan, Donald P. Brennan and the Company, dated May 9, 1996.

11.1+          Net Income Per Share Calculation.

23.1           Consent of Arthur Andersen LLP.

23.2           Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).

23.3           Consent of Bernard Somers

24+            Powers of Attorney (included as part of the signature page hereof).

- ------
 * To be filed by amendment
 + Previously filed




   (b) Financial Statement Schedules:

Schedule II -- Valuation and Qualifying Accounts



ITEM 17. UNDERTAKINGS.

   A. The undersigned Company hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   B. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the company pursuant to its Articles of Incorporation, its Bylaws, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   C. The undersigned registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.
       (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering as such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Langhorne, Pennsylvania, on June 10, 1996.
                                            ICT Group, Inc




                                            By:  /s/  Carl E. Smith
                                            ---------------------------------
                                               Carl E. Smith
                                               Senior Vice President,
                                               Finance and Administration,
                                               Chief Financial Officer and
                                               Secretary



   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                           Title                           Date
 ----------------------   ----------------------------------------   ----------------
  John J. Brennan*
- -----------------------         Chairman, President
  John J. Brennan               Chief Executive Officer and Director
                                (principal executive officer)


 Donald P. Brennan*
- -----------------------         Director
 Donald P. Brennan



/s/  Carl E. Smith
- -----------------------         Senior Vice President, Finance          June 10, 1996
 Carl E. Smith                  and Administration, Chief
                                Financial Officer (principal
                                financial and accounting officer)
                                and Secretary
*By: /s/  Carl E. Smith
  ---------------------                                                 June 10, 1996
  Attorney-in-fact





   After the common stock split and the change in the authorized number of common shares are effected, as described in Note 2 to the Consolidated Financial Statements, we will render the following report.

                                          ARTHUR ANDERSEN LLP
                                          April 26, 1996



             REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To ICT Group, Inc.:

   We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of ICT Group, Inc. and Subsidiary included in this Registration Statement and have issued our report thereon dated ------ ------ , 1996. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 15(b) of the Registration Statement is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Philadelphia, Pa.,

                        ICT GROUP, INC. AND SUBSIDIARY
               SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                     THREE YEARS ENDED DECEMBER 31, 1995

                                        Balance
                                      Beginning of     Charged to                        Balance,
            Description                   Year          Expense        Deductions      End of Year
 ---------------------------------   --------------   ------------    --------------   -------------
Allowances for doubtful accounts:
     1993  .......................      $361,776        $395,865        $(296,430)       $461,211
     1994  .......................       461,211         336,621         (197,141)        600,691
     1995  .......................       600,691         547,166         (936,084)(a)     211,773

- ------
(a) Includes $554,051 of write-offs related to a service no longer offered by the Company.

                                EXHIBIT INDEX

 Exhibit
Number        Description                                                                           Page No.
- ------        ------------                                                                          ---------


1+            Form of Underwriting Agreement.

3.1+          Form of Articles of Incorporation.

3.2+          Bylaws.

5             Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.

10.1+         ICT Group, Inc. 1987 Stock Option Plan.

10.2+         ICT Group, Inc. Equity Incentive Plan.

10.3+         ICT Group, Inc. 1996 Equity Compensation Plan.

10.4+         ICT Group, Inc. 1996 Non-Employee Directors Plan.

10.5+         Employment Agreement between John J. Brennan and the Company, dated
              May 8, 1996.

10.6+         Employment Agreement between Carl E. Smith and the Company, dated October 3, 1994, as amended.

10.7+         Employment Agreement between John L. Magee and the Company, dated April 1, 1987.

10.8+         Employment Agreement between John D. Campbell and the Company, dated October 1, 1987.

10.9+         Employment Agreement between Maurice J. Kerins and the Company, dated April 1, 1987.

10.10+        Employment Agreement between Robert F. Small and the Company, dated April 1, 1987.

10.11+        Voting Trust Agreement among John J. Brennan, Donald P. Brennan and the Company, dated
              February 2, 1996.

10.12+        Shareholders Agreement among John J. Brennan, Donald P. Brennan and the Company, dated
              February 2, 1996.

10.13+        Form of Voting Agreement between the Company and certain option holders.

10.14+        Amended and Restated Loan Agreement between the Company and First Valley Bank, dated
              April 11, 1996.

10.15+        12% Promissory Note issued to Donald P. Brennan, dated March 31, 1987.

10.16+        12% Promissory Note issued Passage East Partnership, dated April 9, 1987.


10.17+        Amendment No. 1 to Voting Trust Agreement among John J. Brennan, Donald P. Brennan and the Company, dated May 9, 1996.

11.1+         Net Income Per Share Calculation.

23.1          Consent of Arthur Andersen LLP.

23.2          Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5 hereto).

23.3          Consent of Bernard Somers

24+           Powers of Attorney (included as part of the signature page hereof).


- ------
 * To be filed by amendment
+ Previously filed